Exhibit 10.6

* * * * * * * * * * * * * * * * * * * *

LEASE

CORPORATE TECHNOLOGY CENTRE

********************

Between

FORCE10 NETWORKS, INC.

(Tenant)

and

CARRAMERICA HOLGER WAY LLC

(Landlord)

TABLE OF CONTENTS

		Page(s)

SCHEDULE		1

1	LEASE AGREEMENT	1
2.	RENT	6
3.	PREPARATION AND CONDITION OF PREMISES; TENANT’S POSSESSION; REPAIRS AND MAINTENANCE	13
4.	SERVICES AND UTILITIES	15
5.	ALTERATIONS AND REPAIRS	16
6.	USE OF PREMISES	19
7.	GOVERNMENTAL REQUIREMENTS AND BUILDING RULES	24
8.	WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE	25
9.	FIRE AND OTHER CASUALTY	28
10.	EMINENT DOMAIN	29
11.	RIGHTS RESERVED TO LANDLORD	30
12.	EVENTS OF DEFAULT	31
13.	LANDLORD REMEDIES	32
14.	SURRENDER	34
15.	HOLDOVER	35
16.	SUBORDINATION TO GROUND LEASES AND MORTGAGES	36
17.	ASSIGNMENT AND SUBLEASE	36
18.	CONVEYANCE BY LANDLORD	40
19.	ESTOPPEL CERTIFICATE	40
20.	LEASE DEPOSIT	40
21.	TENANT’S PERSONAL PROPERTY AND FIXTURES. Intentionally Deleted	43
22.	NOTICES	43
23.	QUIET POSSESSION	44
24.	REAL ESTATE BROKERS	44
25.	MISCELLANEOUS	44
26.	UNRELATED BUSINESS INCOME	47
28.	HAZARDOUS SUBSTANCES	48
29.	EXCULPATION	50
30.	COMMUNICATIONS AND COMPUTER LINES	50

1

LEASE

THIS LEASE (the “Lease”) is dated as of April 4, 2006 (for reference purposes only) between CARRAMERICA HOLGER WAY, LLC, a Delaware limited liability company (“Landlord”) and the Tenant as named in the Schedule below. The term “Project” means the buildings, the land appurtenant thereto (“Land”), and other improvements located thereon commonly known as “Corporate Technology Centre”, located at 100 Headquarters Drive and 250, 300, 350, 400, 450 and 475 Holger Way, San Jose, California. The “Premises” means that portion of the Project leased to Tenant and described in the Schedule and outlined on Exhibit A. The building in which the Premises is located shall be referred to herein as the “Building”. The following schedule (the “Schedule”) is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

SCHEDULE

1.	Tenant: Force 10 Networks, Inc., a Delaware corporation.

2.	Premises: All the rentable square footage in the Building, as outlined on Exhibit A attached hereto

3.	Building: The Building located at 350 Holger Way, San Jose, California 95134-1370

4.	Rentable Square Footage of the Premises: Approximately 96,710 rentable square feet, which shall be conclusively deemed the actual rentable square feet in the Premises.

5.	Tenant’s Proportionate Share: 100% (based upon a total of 96,710 rentable square feet in the Building, which shall be conclusively deemed the actual rentable square feet in the Building).

6.	Lease Deposit: $116,052, plus a Letter of Credit in the amount of $1,600,000.00 as provided in Section 20.4 of this Lease.

7.	Permitted Use: General office, research and development, and other lawful uses incidental thereto which are consistent with permitted uses in the Project.

8.	Tenant’s Real Estate Broker for this Lease: Steve Levere and Rich Branning of Trammel Crow Company, located at 1801 Pagemill Road, Suite 270, Palo Alto, CA 94304.

9.	Landlord’s Real Estate Broker for this Lease: Gregg von Thaden and Donald H. Reimann of Colliers International located at 450 West Santa Clara Street, San Jose, CA 95113.

10.	Tenant Improvements, if any: See Exhibit C attached to the Lease Agreement.

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11.	Commencement Date: Concurrent with the date this Lease is executed by Tenant and Landlord as evidenced by the date below Landlord’s signature to this Lease.

12.	Term/Termination Date: The Term of this Lease shall commence on the Commencement Date and expire on December 31, 2012 (the “Termination Date”), as the same may be terminated early pursuant to Section 1.5 or extended by Tenant pursuant to Section 1.6 of the Lease Agreement.

13.	Parking Stalls: 362 unassigned stalls.

14.	Base Rent:

MONTHLY TIME PERIOD	MONTHLY BASE RENT (and monthly per sq. ft.)	ANNUAL BASE RENT
Commencement Date through 6/30/07	$-0-	$-0-
7/1/07 through 6/30/09	$116,052.00 (i.e., $1.20 per square foot)	$1,392,624.00
7/1/09 through 12/31/12	$149,900.50 (i.e., $1.55 per square foot)	$1,798,806.00

The foregoing schedule of monthly Base Rent is calculated from and after the Commencement Date. Tenant shall have no obligation to pay monthly Base Rent for the period starting on the Commencement Date to and including June 30, 2007 (the “Base Rent Abatement”), but Tenant shall be required to pay Tenant’s Operating Cost Share Rent, Tax Share Rent and all other Additional Rent from and after the June 15, 2006. Notwithstanding anything to the contrary, Tenant will not be entitled to any abatement of Base Monthly Rent hereunder if Tenant is in default of this Lease after notice and the expiration of the applicable cure period at the time the applicable abatement of monthly Base Rent is scheduled to occur until such default is cured and to the extent such default is cured after the time such abatement would have applied, Tenant will be entitled to reinstatement of the applicable amount of the Base Rent Abatement. If Tenant is in default of this Lease during the period when Base Rent Abatement would otherwise apply, Tenant shall pay monthly Base Rent during such time at the monthly rate of $1.20 per square foot of gross rentable area in the Premises.

15.	Renewal Option: One (1) option to extend the initial Term for a period of five (5) years as provided in Section 1.6 of the Lease Agreement.

16.	Exhibits: the following exhibits are attached to and incorporated into the Lease Agreement by this reference.

Exhibit A - PLAN OF THE PREMISES

Exhibit B - RULES AND REGULATIONS

Exhibit C - TENANT IMPROVEMENT AGREEMENT

Exhibit D - DELIVERY AND COMMENCEMENT DATE CONFIRMATION

Exhibit E — ENVIRONMENTAL QUESTIONNAIRE

Exhibit F — LIST OF EXISTING PERSONAL PROPERTY

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1.      LEASE AGREEMENT. On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease.

1.1        Commencement Date. The Commencement Date of this Lease is the date set forth in the Schedule. Tenant will be constructing the Tenant Improvements (as defined in Exhibit C) in the Premises. The Commencement Date shall not be adjusted as a result of any delays encountered by Tenant in completing the Tenant Improvements and the Commencement Date shall start on the date set forth in the Schedule for the Commencement Date.

1.2        Termination Date. The Termination Date of this Lease is the date set forth in the Schedule.

1.3        Delivery Date. Landlord shall deliver possession of the Premises to Tenant within two (2) business days after the Commencement Date. Landlord shall prepare and deliver to Tenant a Commencement Date Confirmation substantially in the form attached hereto as Exhibit D that sets forth the Commencement Date. Tenant shall execute the Commencement Date Confirmation and deliver the executed original of the same to Landlord concurrent with Landlord’s delivery of possession of the Premises to Tenant. Tenant’s failure to timely execute and return the Commencement Date Confirmation document to Landlord shall be conclusive evidence of Tenant’s agreement with the information as set forth therein. The failure of Landlord to request such confirmation shall not delay or extend the Commencement Date or Termination Date.

1.4        Use of Existing Personal Property. The furniture, equipment and personal property referred to in Exhibit F (“Personal Property”) attached hereto is located in the Premises and Tenant may use such Personal Property during the Term while Tenant is leasing and occupying all of the Premises without additional rent, but Tenant shall be responsible for payment of any personal property taxes in connection with such Personal Property. Tenant shall not remove any of the Personal Property from the Premises. Landlord makes no representation or warranty whatsoever with respect to the condition of the Personal Property or its suitability for Tenant’s use, such use to be on an “as-is” basis. Landlord shall not be responsible for any defect, whether latent or patent, in the Personal Property. Included as part of the Personal Property listed in Exhibit F are the existing generator, fuel tank and related equipment (the “Generator Equipment”). At its expense, Tenant shall be responsible for applying and obtaining all permits and approvals required from all governmental agencies to use and operate the Generator Equipment, including without limitation all permits and approvals required by the Bay Area Air Quality Management District. Landlord does not represent or warrant that any of the Personal Property, including, without limitation, the Generator Equipment, is in compliance with applicable laws or regulations. Landlord will not be responsible to repair, maintain or replace any of the Personal Property, even if such Personal Property is damaged by any casualty. Tenant shall be responsible to repair and maintain the Personal Property and to restore any damage to the Personal Property, reasonable wear and tear excepted. At the conclusion of the Term, Tenant shall not be responsible for normal wear and tear to the Personal Property. At its expense, Tenant shall cause the Personal Property to be insured under Tenant’s property damage policy that Tenant is obligated under this Lease or does maintain for Tenant’s other furniture, fixtures, equipment and other personal property at the Premises for the full replacement cost thereof, subject to a reasonable deductible. All proceeds of such insurance, as it pertains to the Personal Property, shall be paid to Landlord except to the extent the such proceeds are used to replace such Personal Property that may be damaged in connection with a casualty. Landlord shall remain the owner of the Personal Property. If this Lease is terminated for any reason, including, without limitation, due to a default by Tenant, a casualty or condemnation, Tenant shall have no right to any of the Personal Property and Landlord shall be entitled to any applicable insurance proceeds available under Tenant’s insurance policy for any damage to the Personal Property.

If Tenant exercises its Extension Option and extends the initial Term for the Extended Term as provided in Section 1.6 below, then Landlord agrees to transfer and assign without recourse, representation or warranty of any kind, whether expressed or implied, the Personal Property (excluding the Generator Equipment) to Tenant at the commencement of the Extended Term for nominal consideration. Without limiting the generality of the foregoing, Tenant acknowledges that Landlord expressly disclaims and negates as to all Personal Property (a) any implied or express warranty of merchantability, (b) any implied or express warranty of fitness for a particular purpose, and (c) any implied or express warranty of conformity to models or materials. Such transfer will be make effective as of the commencement of the Extended Term and provided that no Event of Default exists by Tenant exists or remains uncured at the time. Landlord will deliver to Tenant a Bill of Sale without any representation or warranty, except as to title, in a form otherwise reasonably acceptable to Landlord.

1.5      Early Termination. Tenant shall have a one-time right to terminate the initial Term (not the Extended Term) of this Lease (the “Termination Right”) effective as of December 31, 2011 (“Early Termination Date”) by providing not less than three hundred (300) days prior written notice (the “Early Termination Notice”) to Landlord of such early termination; provided that (i) Tenant pays to Landlord the Early Termination Payment (hereinafter defined) no later than thirty (30) days prior to the Early Termination Date, (ii) Tenant strictly complies with the other terms and conditions set forth herein, and (iii) no uncured Event of Default by Tenant under this Lease exists as of the date Tenant elects to exercise the Termination Right, or as of the Early Termination Date. The “Early Termination Payment” means (a) the unamortized amount of Leasing Costs (hereinafter defined) as of the Early Termination Date, plus (b) three (3) months of monthly Base Rent, Operating Cost Share Rent and Tax Share Rent in effect as of the date the Early Termination Payment is due. The Leasing Costs shall be amortized over the initial Term of this Lease on a monthly straight-line basis. The term “Leasing Costs” means all of the following costs and expenses incurred by Landlord in connection with this Lease, together with interest at the rate of eight percent (8%) per annum: (i) the Tenant Improvement Allowance (as defined in Exhibit C); and (ii) all leasing brokerage commissions paid by Landlord in connection with this Lease. Landlord grants the Termination Right contained herein to Tenant in consideration of Tenant’s strict compliance with the provisions of this Section 1.5, including, without limitation, the manner of exercise of the Termination Right. Tenant’s Termination Right is personal to the original party signing this Lease as Tenant and its affiliates, but may not be transferred or assigned to or exercised by any other party. If Tenant exercises its right to lease additional space as provided in Section 1.7 below, then the Termination Right under this Section 1.5 shall be of null and void and of no further force or effect.

1.6      Option to Extend. Subject to the terms and conditions set forth below, Tenant may at its option (“Extension Option”) extend the initial Term of this Lease for one (1) additional period of five (5) year years (such five year period shall be referred to herein as the “Extended Term”). If Tenant exercises the Extension Option hereunder, all of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Extended Term, except that (i) the monthly Base Rent payable by Tenant during the Extended Term shall be as calculated in accordance with Sections 1.6(b) and 1.6(c) below, (ii) any early access period, free rent, or other concession provided by Landlord to Tenant in connection with the initial Term shall not apply, (iii) Tenant shall continue to possess and occupy the Premises in their existing condition, “as is” as of the commencement of the Extended Term, (iv) Landlord shall have no obligation to repair, remodel, improve or alter the Premises (except for Landlord’s Repair Obligations as defined in Section 3.3(b) of this Lease), or to provide Tenant with the Tenant Improvement Allowance, (v) Tenant’s right to terminate early under Section 1.5 above shall not apply, (vi) Tenant’s right of first offer under Section 1.7 below shall not apply, and (vi) Tenant shall have no further rights to further extend the Term.

(a)     Exercise. To exercise an Extension Option for each Extended Term, Tenant must deliver an unconditional binding written notice to Landlord not sooner than one year nor later than nine months prior to the expiration of the applicable Term of this Lease (each an “Extension Notice”). Thereafter, the Market Rate (hereinafter defined) for the Extended Term shall be calculated pursuant to Sections 1.6(b) and 1.6(c) below. Such calculations shall be final and shall not be recalculated at the actual commencement of the Extended Term. If Tenant fails to timely give its notice of exercise, Tenant will be deemed to have waived its Extension Option.

(b)     Market Rate. The Base Rent during the first Extended Term shall be ninety-five percent (95%) of the prevailing market rental rate for Comparable Space (as defined below) for a term commencing on the commencement date of the Extended Term (the “Market Rate”). For this purpose, “Comparable Space” shall mean class A office space comparable to the Premises that is (i) not subleased; (ii) not subject to another tenant’s expansion rights; (iii) not leased to a tenant that holds an ownership interest in the landlord; (iv) comparable in size, location, and quality to the Premises; (v) leased for a term comparable to the Extended Term; and (vi) located in the other comparable class A office buildings in the vicinity of the Building in Santa Clara County, California. In determining the Market Rate, the parties shall include all escalations and take into consideration tenant improvements or allowances provided or to be provided for the Comparable Space on a renewal basis, taking into account the value of the existing improvements in the Premises to Tenant, based on age, quality, and layout of the improvements.

(c)     Procedure for Determining Base Rent. The Base Rent shall be determined as follows:

(1)     If Tenant provides Landlord with the Extension Notice, then at least ninety (90) days prior to the commencement of the Extended Term, Landlord shall deliver to Tenant a good faith written proposal of the Market Rate. Within twenty-one (21) days after receipt of Landlord’s proposal, Tenant shall notify Landlord in writing (a) that Tenant accepts Landlord’s proposal or (b) that Tenant elects to submit the determination of Market Rate to arbitration in accordance with Sections 1.6(c)(1) through 1.6(c)(4) below. If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, Landlord’s proposal of Market Rate shall be binding upon Tenant.

(2)    If Tenant timely elects to submit the determination of Market Rate to arbitration, Landlord and Tenant shall first negotiate in good faith in an attempt to determine the Market Rate. If Landlord and Tenant are able to agree within thirty (30) days following the delivery of Tenant’s notice to Landlord electing arbitration (or if Tenant accepts Landlord’s initial proposal), then such agreement shall constitute a determination of Market Rate for purposes of this Section, and the parties shall immediately execute an amendment to this Lease stating the Base Rent for the Extended Term. If Landlord and Tenant are unable to agree on the Market Rate within such negotiating period, then within fifteen (15) days after the expiration of such negotiating period, the parties shall meet and concurrently deliver to each other in envelopes their respective good faith estimates of the Market Rate (set forth on a net effective rentable square foot per annum basis). If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with Sections 1.6(c)(3) and (4) below.

(3)    Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator an independent real estate broker with at least ten (10) years of experience in leasing industrial space in the metropolitan area in which the Project is located (a “Qualified Appraiser”). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) days, each shall select a Qualified Appraiser and within ten (10) days thereafter the two appointed Qualified Appraisers shall select an independent Qualified Appraiser and the independent Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.

(4)    Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the Qualified Appraiser judges to be more accurate. The Qualified Appraiser shall notify Landlord and Tenant of its decision, which shall be final and binding. If the Qualified Appraiser believes that expert advice would materially assist him, the Qualified Appraiser may retain one or more qualified persons to provide expert advice. The fees of the Qualified Appraiser and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the Qualified Appraiser, shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

(5)    Until the matter is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to this Section 1.6, Tenant’s monthly payments of Base Rent shall be in an amount equal to Landlord’s determination of the Market Rate. Within ten (10) business days following the resolution of such dispute by the parties or the decision of the Qualified Appraiser, as applicable, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Base Rent theretofore paid.

(d)    Other Requirements. Tenant’s right to exercise each Extension Option is personal to, and may be exercised only by, the original named Tenant under this Lease, and such Tenant’s parent and wholly owned affiliates, and only if the original named Tenant (or its parent or affiliate) continues to occupy at least fifty percent (50%) of the Premises at the time of such exercise. No assignee or subtenant shall have any right to exercise any Extension Option granted herein. In addition, if Tenant is in default under this Lease (after any applicable notice and cure period) at the time it exercises any Extension Option or at any time thereafter until the commencement of the Extended Term or if Tenant has been in default under this Lease (after any applicable notice and cure period) at any time prior to its exercise of the Extension Option, Landlord shall have, in addition to all of its other rights and remedies under this Lease, the right (but not the obligation) to terminate the Extension Option and to unilaterally revoke Tenant’s exercise of the Extension Option, in which case this Lease shall expire on the Termination Date without such Extended Term, unless earlier terminated pursuant to the terms hereof, and Tenant shall have no further rights under this Lease to renew or extend the Term.

1.7    Right of First Offer. If Tenant is not in default of any term or provision of the Lease and is in occupancy and using the Premises for its business, Tenant shall have the right only during the initial Term (the “First Offer Period”), not any Extended Term, of the Lease to expand into space in the buildings located at 100 Headquarters Way and/or 300 Holger Way, San Jose, California both of which are currently part of the Project (the “Expansion Space”) solely in accordance with the terms of this Section 1.7 and its subsections; provided, however, that such right shall not be applicable to (i) a renewal, expansion, assignment or sublease of any lease or any new lease with any existing tenant or any affiliate of any existing tenant for space in any portion of the Expansion Space, or (ii) any expansion options or similar rights granted to any other existing tenant as of the date of this Lease in the Project pursuant to its lease. Such right of first offer to lease the Expansion Space at 100 Headquarters Way or 300 Holger Way shall terminate and be of no further force or effect if Landlord sells or otherwise conveys its interest in either such property to another party that is not affiliated with Landlord. The right of first offer shall terminate and be of no further force of effect if and when Tenant exercises its early Termination right under Section 1.5 of this Lease. The Expansion Space at 100 Headquarters Way is currently vacant and available for lease and the Expansion Space at 300 Holger Way is currently leased by another party.

(a)    Process. During First Offer Period, if Tenant wants to lease additional space in the Expansion Space, Tenant shall notify Landlord of the size and location of the additional Expansion Space Tenant wants to lease (“Tenant’s Expansion Request”). If Tenant does not provide Tenant’s Expansion Request during the First Offer Period or if Landlord determines in its sole and absolute discretion that space is not available or will not be available during the First Offer Period, then Tenant’s right to expand under Section 1.7 and its subsections automatically will terminate and be of no further force or effect. If Landlord determines in its sole and absolute discretion that such Expansion Space is available for lease or will be available for lease within the following six months after Landlord’s receipt of Tenant’s Expansion Request, Landlord will propose such space to Tenant for lease at a rental rate and other terms and conditions acceptable to Landlord in its sole and absolute discretion (“Landlord’s Expansion Proposal”). No court, arbitrator, mediator, appraiser or other third party shall have the right to determine the terms and conditions for any lease terms in Landlord’s Expansion Proposal. Tenant shall have five (5) days within which to agree to lease such Expansion Space on the terms set forth in Landlord’s Expansion Proposal or to reject such proposal. The failure of Tenant to provide written notice of acceptance shall be deemed a rejection. If Tenant provides written notice of acceptance of Landlord’s Expansion Proposal but makes any change in the terms for the lease of the Expansion Space contained in the Landlord’s Expansion Proposal, then it shall be deemed a rejection of Landlord’s Expansion Proposal.

(b)    Effect of Non-Acceptance. If Tenant does not accept the offer to lease the portion of the Expansion Space contained in the Landlord’s Expansion Proposal, Landlord shall be free to lease all or any portion of the Expansion Space (including, without limitation, any space that is part of the Expansion Space but was not included in the Expansion Notice) to any other party on such terms proposed in Landlord’s Expansion Proposal, or on any other terms which may be different than the terms in Landlord’s Expansion Proposal, except as provided in this section. If the terms for another party to lease the Expansion Space in Landlord’s Expansion Proposal provide for monthly Base Rent that is more than five percent (5%) less than the monthly Base Rent provided in Landlord’s Expansion Proposal to Tenant (the “Less Expensive Rent”), then Landlord shall prior to entering into a lease with such third party for the Expansion Space contained in Landlord’s Proposal Notice, offer such Expansion Space to Tenant on such Less Expensive Rent (the “Subsequent Notice”), and Tenant shall have five (5) days following receipt of the Subsequent Notice to either accept or reject such Subsequent Notice at such Less Expensive Rent. In the event Tenant does not accept Landlord’s Expansion Proposal (or Subsequent Notice, if applicable), Tenant’s right to lease all or any portion of the Expansion Space shall automatically lapse and be of no further force and effect, notwithstanding that Landlord may or may not actually lease all or any portion of the Expansion Space to other parties. Tenant acknowledge that Landlord shall have the right to lease portions of the Expansion Space to different parties, but that Tenant’s expansion right under Section 1.7 and its subsections only pertains to the Expansion Space contained in Landlord’s Expansion Proposal.

(c)    Election to Expand. If Tenant accepts Landlord Expansion Proposal as provided above, then the parties shall enter into an amendment of the Lease to include such Expansion Space on the terms set forth in Landlord’s Proposal Notice.

(d)    Personal Option. The foregoing right of first offer to lease the Expansion Space is personal to the original Tenant signing the Lease and such Tenant’s affiliates, but may not be assigned or transferred to or exercised by any assignee, sublessee or transferee under a Transfer.

2.      RENT.

2.1    Types of Rent. Tenant shall pay the following Rent in the form of a check to Landlord at the following address:

CarrAmerica Holger Way, LLC

t/a Corporate Technology Centre

P.O. Box 642922 (see lockbox info)

Pittsburgh, PA 15264-(last four digits of lockbox #)

or by wire transfer pursuant to separate written wiring instructions from Landlord or in such other manner as Landlord may notify Tenant.

(a)      Base Rent. Tenant shall pay “Base Rent” in monthly installments in advance, on the first day of each month during the Term in the applicable amount set forth on the Schedule, subject to the Base Rent Abatement.

(b)      Operating Cost Share Rent. From and after June 15, 2006, Tenant shall pay its “Operating Costs Share Rent” equal to (i) Tenant’s Proportionate Share (as set forth in the Schedule) of Operating Costs for the applicable Fiscal Year (as defined in Section 2.3(e) below), plus (ii) management fees equal to three percent (3%) of the total Rent payable under this Lease for the applicable Fiscal Year, plus office rent, supplies, equipment, salaries, wages, bonuses and other compensation (including fringe benefits, vacation, holidays and other paid absence benefits) relating to employees of Landlord or its agents to the extent engaged for this site in the property management, operation, repair, or maintenance of the Building and/or common areas of the Project, paid monthly in advance in an estimated amount. In calculating the management fee during the first year of the Term, monthly Base Rent shall be deemed to include monthly Base Rent during the period when the Base Rent Abatement applies. The definition of Operating Costs and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2.2, 2.3 and 2.4.

(c)      Tax Share Rent. From and after June 15, 2006, Tenant shall pay its “Tax Share Rent” equal to Tenant’s Proportionate Share of Taxes for the applicable Fiscal Year, paid monthly in advance in an estimated amount. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2.2, 2.3 and 2.4.

(d)      Rent and Additional Rent. As used in this Lease, the term “Rent” means Base Rent, Operating Cost Share Rent, Tax Share Rent and all other costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease (“Additional Rent”), including any interest for late payment. Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind.

(e)      Prepaid Rent. Concurrent with its execution of this Lease, Tenant shall pay to Landlord the July 2007 monthly Base Rent and the estimated Tenant’s Operating Costs Share rent and Tax Share Rent for the period of June 15, 2006 through July 31, 2006 (collectively, the “Prepaid Rent”).

2.2    Payment of Operating Cost Share Rent and Tax Share Rent.

(a)      Payment of Estimated Operating Cost Share Rent and Tax Share Rent.

(i)    Before the date Tenant is required to commence paying Tenant’s Operating Cost Share Rent and Tax Share Rent and on or before April 1 of each succeeding Fiscal Year, or as soon as reasonably possible thereafter, Landlord shall give Tenant notice of Landlord’s good faith estimate of the payments to be made pursuant to Sections 2.1(b) and 2.1(c) above for such Fiscal Year. Landlord may revise these estimates by written notice to Tenant whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project, in which event subsequent monthly payments by Tenant for such Fiscal Year shall be based upon such revised estimate, but Landlord may only revised such estimates twice each Fiscal Year.

(ii)    Within twenty (20) days after receiving Landlord’s notice regarding the original or revised estimate of the monthly payments to be made pursuant to Sections 2.1(b) and 2.1(c) above for a particular Fiscal Year, Tenant shall pay Landlord an amount equal to the product of such estimated monthly payments (as set forth in Landlord’s notice), multiplied by the number of months that have elapsed in the applicable Fiscal Year to the date of such payment including the current month, minus any payments on account thereof previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord the estimated monthly payments as set forth in Landlord’s most recent notice, until a new estimate becomes applicable.

(b)      Correction of Operating Cost Share Rent and Tax Share Rent. Within one hundred fifty (150) days after the close of each Fiscal Year or as soon after such 150-day period as practicable, Landlord shall deliver to Tenant a statement of (i) Operating Costs and Taxes for such Fiscal Year, and (ii) the payments made by Tenant under Section 2.2(a) above for such Fiscal Year (the “Annual Expense Statement”). If, on the basis of any Annual Expense Statement, Tenant owes an amount that is less than the estimated payments previously made by Tenant for the applicable Fiscal Year, Landlord, at its election, shall either promptly refund the amount of the overpayment to Tenant within thirty (30) days, or, if this Lease is still in effect, credit such excess against Tenant’s subsequent obligations to pay Operating Costs and Taxes. If, on the basis of any Annual Expense Statement, Tenant owes an amount that is more than the estimated payments previously made by Tenant for the applicable Fiscal Year, Tenant shall pay the deficiency to Landlord within thirty (30) days after Landlord’s delivery of such Annual Expense Statement to Tenant. The obligations of Landlord and Tenant under this Section to promptly refund any overpayment or pay any deficiency, as appropriate, shall survive the expiration or earlier termination of this Lease.

2.3    Definitions.

(a)      Included Operating Costs.

(i)    “Operating Costs” means any expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the ownership, management, maintenance, operation, and repair of the Building and the common areas or any part thereof, and of the personal property, trade fixtures, machinery, equipment, systems and apparatus used in connection therewith, including, without limitation, (1) all costs to operate, maintain, repair, replace, supervise, insure and administer the common areas of the Project, including, without limitation, all costs of resurfacing and re-striping the parking areas of the Project; (2) all costs and expenses paid or incurred by Landlord in connection with the obtaining of insurance on the Premises, the Building and/or the Project or any part thereof or interest therein, and any deductibles not to exceed $20,000 per occurrence paid under policies of any such insurance; (3) except for costs and expenses which are the sole responsibility of Tenant pursuant to Section 3.3(b) below, all costs paid or incurred by Landlord to perform Landlord’s Repair Obligations (as defined in pursuant to Section 3.3(b) below), (4) the cost of providing those services required to be furnished by Landlord under this Lease, and (5) the cost of all electricity, water, gas, sewers, oil and other utilities (collectively, “Utilities”), including any surcharges imposed, serving the Project or any part thereof (but excluding the cost of Utilities directly billed to Tenant or other tenants in the Project), and any amounts, taxes, charges, surcharges, assessments or impositions levied, assessed or imposed upon the Project or any part thereof, or upon Tenant’s use and occupancy thereof, as a result of any rationing of Utilities services or restriction on the use of Utilities affecting the Project or any part thereof. Any Operating Costs that constitute capital expenditures (collectively, “Included Capital Items”) shall be amortized by Landlord, with interest, over the estimated useful life of such item, and such amortized costs shall be included in Operating Costs only for that portion of the useful life of the Included Capital Item which falls within the Term, unless the cost of the Included Capital Item is less than Ten Thousand Dollars ($10,000) in which case it shall be expensed in the year in which it was incurred.

(ii)     If the Project contains more than one building, then Operating Costs shall include (1) all Operating Costs fairly allocable to the Building, and (2) a proportionate share (based on the gross rentable area of the Building as a percentage of the gross rentable area of all of the buildings in the Project) of all Operating Costs which relate to the Project in general and are not fairly allocable to any one building in the Project.

(iii)    If the Project is not fully occupied during any portion of any Fiscal Year, Landlord may adjust (an “Equitable Adjustment”) Operating Costs to equal what would have been incurred by Landlord had the Project been fully occupied. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs. Landlord or Affiliates of Landlord own other commercial properties adjacent to or in the vicinity of the Building which are part of the Project known as Corporate Technology Centre. In connection with performing services under this Lease for the Building and its common areas similar services may be performed by the same vendor for other properties in the Corporate Technology Centre, in which case Landlord will equitably allocate the costs based on the scope of the services being performed for each property.

(b)      Excluded Operating Costs. Operating Costs shall not include:

(i)      costs of installing leasehold improvements for tenants or occupants or prospective tenants or occupants of the Project;

(ii)     interest and principal payments on mortgages or any other debt costs (except as provided in Section 2.3(a) above with regard to Included Capital Items), or rental payments on any ground lease of the Project;

(iii)    real estate brokers’ leasing commissions;

(iv)    legal fees, space planner fees and advertising expenses incurred with regard to leasing the Project or portions thereof;

(v)    any cost or expenditure to the extent for which Landlord is reimbursed, by insurance proceeds or otherwise, except by Operating Cost Share Rent;

(vi)     the cost of any service furnished to any tenant of the Project which Landlord does not make available to Tenant;

(vii)    depreciation (except on any Included Capital Items);

(viii)    legal and auditing fees incurred for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to Section 2.2 above;

(ix)     the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Project;

(x)      fines, penalties and interest incurred by Landlord for late payment by Landlord or violations of law;

(xi)     Costs incurred in connection with the construction of the Building or the initial development of the Project; and

(xii)    Capital Items other than those required by a governmental agency or law, or to repair or replace any existing equipment or improvement, or to reduce any Operating Costs;

(xiii)   Hazardous Materials Cleanup or related costs where the Hazardous Materials were not brought into the Building or Project by Tenant or its agents.

(xiv)   Legal fees, space planner’s fees, broker’s commissions and other costs incurred by Landlord in connection with leasing space and negotiating leases with tenants of the Project, or legal fees in connection with disputes between Landlord and any tenant of the Project, or between Landlord and any mortgagee.

(c)      Taxes.

(i)      “Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord under this Lease (the “Rent Tax”). Taxes shall also include all fees and other costs and expenses paid by Landlord in reviewing any Taxes and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful. Taxes shall also include any assessments or fees paid to any business park owners association, or similar entity, which are imposed against the Project pursuant to any Covenants, Conditions and Restrictions (“CC&R’s”) recorded against the Project and any installments of principal and interest required to pay any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments imposed in connection with any change in ownership or new construction. Taxes shall not include any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.

(ii)    If the Project contains more than one building, then Taxes shall include (1) all Taxes fairly allocable to the Building, and (2) a proportionate share (based on the gross rentable area of the Building as a percentage of the gross rentable area of all of the buildings in the Project) of all Taxes which relate to the Project in general and are not fairly allocable to any one building in the Project. As of the date of this Lease, the Building is on its own separate tax parcel.

(iii)    For any year, the amount to be included in Taxes (1) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (2) from all other Taxes, shall at Landlord’s election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. If Taxes for any period during the Term are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, and such increase results in Tenant having underpaid Tax Share Rent hereunder, then Tenant shall pay to Landlord, within thirty (30) days after demand, the amount of such underpayment. Similarly, if Taxes for any period during the Term are decreased after payment thereof for any reason, and such decrease results in Tenant having overpaid Tax Share Rent hereunder, then Landlord shall return to Tenant the amount of such overpayment within thirty (30) days after Landlord’s receipt of such overpayment. The obligations of Landlord and Tenant under this Section to promptly refund any overpayment or pay any deficiency, as appropriate, shall survive the expiration or earlier termination of this Lease.

(iv)    Notwithstanding anything to the contrary set forth in this Lease, Tenant shall reimburse Landlord upon demand for any and all Taxes payable by Landlord (other than net income taxes) whether or not now customary or within the contemplation of the parties hereto: (1) imposed upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, trade fixtures and other personal property located in or about the Building or by the cost or value of any leasehold improvements made in or to the Building or Premises by or for Tenant, if any, regardless of whether title to such improvements shall be in Tenant or Landlord; (2) imposed upon or measured by the Base Rent payable hereunder, including, without limitation, any gross income tax or excise tax levied by the city or county in which the Project is located, the federal government or any other governmental body with respect to the receipt of such rental; (3) ) imposed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (4) imposed upon this transaction.

(d)      Lease Year. “Lease Year” means each consecutive twelve month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the calendar month during which the first anniversary of the Commencement Date occurs, and subsequent Lease Years shall be each succeeding twelve month period during the Term following the first Lease Year.

(e)    Fiscal Year. “Fiscal Year” means each calendar year during which any portion of the Term occurs (e.g., the first Fiscal Year shall be the calendar year during which the Commencement Date occurs).

2.4    Computation of Base Rent and Rent Adjustments.

(a)    Prorations. If (i) the Commencement Date is a date other than January 1, (ii) the Termination Date is a date other than December 31, (iii) this Lease terminates early, or (iv) the size of the Premises increases or decreases, then in each such event, the Base Rent, the Operating Cost Share Rent and Tax Share Rent shall be equitably adjusted to reflect such event on a basis determined by Landlord to be consistent with the principles underlying the provisions of this Section 2.

(b)    Interest Rate. Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at the lesser of ten percent (10%) per annum or the maximum rate permitted by law (the “Interest Rate”).

(c)    Rent Adjustments. The square footage of the Premises and the Building set forth in the Schedule are deemed to be the actual square footage thereof, provided that the rentable square footage of the Premises and the Building may subsequently change after the date of this Lease commensurate with any modifications to the Building by Landlord, in which event Tenant’s Proportionate Share shall change accordingly. If any Operating Cost paid in one Fiscal Year relates to more than one Fiscal Year, Landlord may proportionately allocate such Operating Cost among the related Fiscal Years.

(d)    Books and Records. Landlord shall maintain reasonable books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices. Tenant and a certified public accountant employed by a certified public accounting firm and working on a non-contingency fee basis shall have the right to inspect Landlord’s records relating to the Operating Costs and Taxes for the Fiscal Year covered the by the applicable Annual Expense Statement. Tenant’s right to inspect such books and records is conditioned upon Tenant providing Landlord with written notice of a request to inspect such books and records within one hundred eighty (180) days after Tenant’s receipt of the Annual Expense Statement (the “Review Notice Period”). Tenant shall only be able to review the books and records for the applicable Fiscal Year covered by the Annual Expense Statement, not any prior period. Such inspection shall be at Landlord’s applicable local office or other location designated by Landlord upon at least seventy-two (72) hours’ prior notice during normal business hours. The results of any such inspection shall be kept strictly confidential by Tenant and its agents, and Tenant and its certified public accountant must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Project (and in connection with the foregoing, prior to exercising its rights hereunder, Tenant and its agents shall sign a confidentiality agreement acceptable to Landlord). Unless Tenant sends to Landlord any written exception to an Annual Expense Statement within the Review Notice Period, such Annual Expense Statement shall be deemed final and accepted by Tenant and Tenant waives any other rights pursuant to applicable law to inspect Landlord’s books and records and/or to contest the amount of Operating Costs and/or Taxes due hereunder. Tenant shall pay the amount shown on any Annual

Expense Statement in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord shall cause an independent certified public accountant to issue a final and conclusive resolution of Tenant’s exception. Tenant shall pay the cost of such certification unless Landlord’s original determination of annual Operating Costs and Taxes overstated the amounts thereof, in the aggregate, by more than five percent (5%).

(e)    Miscellaneous. So long as Tenant is in default of any obligation under this Lease, Tenant shall not be entitled to any refund of any amount from Landlord. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within fifteen (15) days after Landlord’s notice to Tenant of the amount when it is determined. Landlord may commingle any payments made with respect to Operating Cost Share Rent and Tax Share Rent, without payment of interest.

3.      PREPARATION AND CONDITION OF PREMISES; TENANT’S POSSESSION; REPAIRS AND MAINTENANCE.

3.1    Condition of Premises. Landlord is leasing the Premises to Tenant “as is”, latent defects in the structural portions of the Building existing as of the Commencement Date excepted, without any obligation to alter, remodel, improve, repair or decorate any part of the Premises other than the construction of the Tenant Improvements as provided in Exhibit C, and without any representations or warranties of any kind, including, without limitation, any representation or warranty regarding the condition of the Premises, the Building or the Project or the suitability of any of the foregoing for the conduct of Tenant’s business, except as provided to the contrary in this Section 3.1. The Premises Building Systems will be delivered in good operational condition. Notwithstanding the foregoing, Landlord represents and warrants to its actual knowledge that as of the date of this Lease, the Premises are not in violation of any applicable laws, rules and regulations pertaining to the existing condition of the Premises and Building as of the date hereof, as such laws, rules and regulations are applied and interpreted by the applicable governmental authority as of the date of this Lease prior to the construction of any Tenant Improvements or other improvements, fixtures or other property of Tenant. Landlord shall not be responsible for any non-compliance matter that arises due to the construction of any of the Tenant Improvements or the installation of any of Tenant’s furniture, fixtures, equipment or property or Alterations. At its expense, Tenant shall be responsible for obtaining all the requisite governmental permits and approvals to construct and operate Tenant’s fixtures, equipment and the Tenant Improvements and to conduct its business in the Premises. Tenant will be constructing the Tenant Improvements (as defined in Exhibit C) in accordance with the provisions of Exhibit C attached hereto. Landlord agrees that the Building Systems (as defined in Section 3.3(a) below) shall be in good working order as of the date of this Lease.

3.2    Tenant’s Possession. Tenant’s taking possession of any portion of the Premises shall be conclusive evidence that the Premises were in good order, repair and condition.

3.3    Repairs and Maintenance.

(a)      Tenant’s Obligations.

(i)    Except to the extent expressly Landlord’s obligation under Section 3.3(b) below, Tenant shall, throughout the Term at its sole cost and expense, (1) keep and maintain the Premises in good order and condition, and repair and replace every part thereof (“Tenant’s Repair Obligations”), including, without limitation, the following: (A) glass, windows, window frames, window casements (including the repairing, resealing, cleaning and replacing of both interior and exterior windows) and skylights; (B) interior and exterior doors, door frames and door closers; (C) interior lighting (including, without limitation, light bulbs and ballasts); (D) the heating, ventilating and air conditioning (“HVAC”) systems and equipment and all plumbing, sewer, drainage, electrical, fire protection, elevator, escalator, life safety and security systems and equipment and other mechanical, electrical and communications systems and equipment (collectively, the “Building Systems”) that exclusively serve the Premises, including, without limitation, any specialty or supplemental Building Systems installed by or for Tenant and and all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Building or Premises; (E) all communications systems serving the Premises; (F) all of Tenant’s security systems in or about or serving the Premises; (G) Tenant’s signage; and (H) interior demising walls and partitions (including painting and wallcoverings), equipment, floors, and any roll-up doors, ramps and dock equipment, (2) furnish all expendables, including light bulbs, paper goods and soaps, used in the Premises, and (3) to the extent that Landlord notifies Tenant in writing of its intention to no longer arrange for such monitoring, cause the fire alarm systems serving the Premises to be monitored by a monitoring or protective services firm approved by Landlord in writing.

(ii)    Tenant shall also be responsible for all pest control within the Premises, and for all trash removal and disposal from the Premises. With respect to any HVAC systems and equipment exclusively serving the Premises, Tenant shall obtain HVAC systems preventive maintenance contracts with bimonthly or monthly service in accordance with manufacturer recommendations, which shall be subject to the reasonable prior written approval of Landlord and paid for by Tenant, and which shall provide for and include replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including annual maintenance of duct work, interior unit drains and caulking of sheet metal, and recaulking of jacks and vents on an annual basis. Tenant shall have the benefit of all warranties available to Landlord regarding the HVAC systems and equipment.

(iii)    If Tenant fails to perform Tenant’s Repair Obligations, Landlord may perform any such work at Tenant’s expense if Tenant fails to perform such work after ten (10) days’ written notice from Landlord, unless Tenant has commenced such work within said ten day period and is proceeding with due diligence to complete such work, except in an emergency when no such prior notice is required. Tenant shall pay to Landlord all costs and expenses incurred by Landlord and required to be paid by Tenant under this Section within thirty (30) days after receipt of an invoice therefor.

(b)      Landlord’s Obligations.

(i)    Subject to the provisions of Sections 3.3(a), 9 and 10 hereof, Landlord shall maintain, repair and replace the following items (“Landlord’s Repair Obligations”): (1) the non-structural portions of the roof of the Building, including the roof coverings (provided that Tenant installs no additional air conditioning or other equipment on the roof that damages the roof coverings, in which event Tenant shall pay all costs resulting from the presence of such additional equipment); and (2) the parking areas of the Project, pavement, landscaping, Building exterior sprinkler systems, sidewalks, driveways, curbs, and lighting systems in the common areas of the Project. Landlord’s Repair Obligations also includes the routine repair and maintenance of the load bearing and exterior walls of the Building, including, without limitation, any painting, sealing, patching and waterproofing of such walls.

(ii)    Subject to the provisions of Sections 3.3(a), 9 and 10 hereof, Landlord, at its own cost and expense, agrees to repair and maintain the structural portions of the roof (specifically excluding the roof coverings), the foundation, the footings, the floor slab, and the load bearing walls and exterior walls of the Building (excluding any glass and any routine maintenance, including, without limitation, any painting, sealing, patching and waterproofing of such walls); provided, however, that subject to the provisions of Section 8.6 (i.e., waiver of subrogation) below, any damage arising from the acts of Tenant or any Tenant Parties (as defined in Section 8.2(a) below) shall be repaired by Landlord at Tenant’s sole expense, and Tenant shall pay to Landlord all costs and expenses of any such repair within thirty (30) days after receipt of an invoice therefor. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. The cost of any repairs made by Landlord on account of Tenant’s default, or on account of the misuse or neglect by Tenant or any Tenant Parties anywhere in the Project, shall constitute Additional Rent payable by Tenant within thirty (30) days after receipt of an invoice therefor. As a condition precedent to all of Landlord’s repair and maintenance obligations under this Lease, Tenant must have notified Landlord of the need of such repairs or maintenance.

(iii)    Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code and any similar or successor law, statute or ordinance now or hereafter in effect regarding Tenant’s right to make repairs and deduct the cost of such repairs from the Rent due under this Lease.

4.    SERVICES AND UTILITIES.

Tenant shall obtain and pay, as the same become due, for all water, gas, electricity, telephone, sewer service, waste pick-up and other utility services for the Premises from and after the Commencement Date and continuing throughout the Term, including, without limitation, (a) meter, use and/or connection fees, hook-up fees, or standby fees, and (b) penalties for discontinued interrupted service. Tenant shall have the right to select its utility vendors for the Premises, subject to the reasonable approval of Landlord. If any utility service is not separately metered to the Premises, then Tenant shall pay its pro rata share of the cost of such utility service with all others served by the service not separately metered. Any interruption or cessation of utilities resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Project, shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Notwithstanding the foregoing if there is an interruption of utility service to the Premises that is caused by the active negligence or willful misconduct of Landlord or its employees, agents or contractors and not caused by Tenant or any of its agents or contractors or the utility company providing such service, resulting in Tenant’s inability to conduct its business in the Premises in whole or in part shall entitle Tenant to a pro rata abatement of the Rent payable for each day utility service is interrupted in excess of five (5) consecutive days during the Term with such abatement to begin on the sixth (6th) day after such occurrence, retroactive to the date of such occurrence and continuing until such failure has been cured.

5.      ALTERATIONS AND REPAIRS.

5.1    Landlord’s Consent and Conditions.

(a)      Tenant shall not make any improvements or alterations to the Premises (the “Alterations”) without in each instance submitting plans and specifications for the Alterations to Landlord and obtaining Landlord’s prior written consent, which will not be unreasonably withheld. Tenant shall pay Landlord’s reasonable estimate of actual costs incurred for review of all of the plans and all other items submitted by Tenant. Landlord will be deemed to be acting reasonably in withholding its consent for any Alterations which (i) impacts the base structural components or the Building Systems, (ii) impacts any other building in the Project, (iii) is visible from outside the Premises, or (iv) would utilize building materials or equipment which are inconsistent with Landlord’s standard building materials and equipment for the Building. Tenant may, at its own expense, and without Landlord’s prior consent, make changes, alterations, additions or improvements to the Premises (“Minor Alterations”), provided that Tenant complies with the following provisions:

(i)    The Minor Alterations shall not result in a violation of or require a change in any certificate of occupancy applicable to the Building.

(ii)   The outside appearance of the Building shall not be affected and such Alterations shall not weaken or impair the structure, or materially lessen the value of the Premises or the Building.

(iii)  No work will be required outside of the Building and no part of the Building outside of the Premises shall be physically affected.

(iv)  The proper functioning of the Building Systems shall not be materially adversely affected or altered.

(v)   The cost of such Minor Alterations shall not be more than $50,000.00 individually or in the aggregate of all Minor Alterations to be performed during a calendar year.

(vi)    Tenant shall provide Landlord with a copy of any plans, drawings and specifications that Tenant has for such Minor Alterations, and upon completion of any Minor Alterations (other than decorations) Tenant shall deliver to Landlord three (3) copies of “as-built” plans for such Minor Alterations.

(b)      Tenant shall pay for the cost of all Alterations, including the cost of any and all approvals, permits, fees and other charges which may be required as a condition of performing such Alterations.

(c)      The following requirements shall apply to all Alterations:

(i)      At least seven (7) days before beginning any Alterations, Tenant shall furnish to Landlord (1) written notice of the expected commencement date of the Alterations to permit Landlord to post and record a notice of nonresponsibility, (and 2) building permits, (3) certificates of insurance satisfactory to Landlord.

(ii)     Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disturbance”). Tenant shall take the actions necessary to resolve any Labor Disturbance, and shall have pickets removed. Tenant shall have no claim for damages against Landlord or any of the Landlord Parties as a result of the above actions.

(iii)    The Alterations shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable laws, ordinances, regulations or requirements of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect (collectively, “Governmental Requirements”).

(iv)    Tenant shall perform all Alterations so as to minimize or prevent unreasonable disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

(v)     Tenant shall perform all Alterations in compliance with any “Policies, Rules and Procedures for Construction Projects” which may be in effect at the time the Alterations is performed.

(vi)    All Alterations shall be performed only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that (1) Landlord may, in its sole discretion, specify engineers, general contractors, subcontractors, and architects to perform work affecting the Building Systems or roof of the Building; and (2) if Landlord consents to any Alterations that requires work to be performed outside the Premises, Landlord may elect to perform such work at Tenant’s expense.

(vii)    Tenant shall permit Landlord to supervise all Alterations, including, without limitation, the right (but not an obligation) to inspect the construction work during the progress thereof, and to require corrections of faulty construction or any material deviation from the plans for such Alterations as approved by Landlord; provided, however, that no such inspection shall be deemed to create any liability on the part of Landlord, or constitute a representation by Landlord or any person hired to perform such inspection that the work so inspected conforms with such plans or complies with any Governmental Requirements, and no such inspection shall give rise to a waiver of, or estoppel with respect to, Landlord’s continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans.

(viii)   Landlord may charge a supervisory fee not to exceed three percent (3%) of labor, material, and all other costs of the Alterations, other than Minor Alterations, and to compensate Landlord for its review of plans and its management and supervision of the progress of the work.

(ix)     Upon completion, Tenant shall furnish Landlord with contractor’s affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials, and all other close-out documentation related to the Alterations, including any other information required under any “Policies, Rules and Procedures for Construction Projects” which may be in effect at the time.

5.2    No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s interest in the Project; any such lien or encumbrance shall attach to Tenant’s interest only. If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within ten (10) days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (a) within such ten (10) day period, provide Landlord adequate security for the lien or claim, (b) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (c) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as attorney’s fees and other expenses incurred by Landlord, shall constitute Additional Rent payable by Tenant on demand.

5.3    Ownership and Removal of Improvements. All Alterations as defined in this Section 5, partitions, hardware, equipment, machinery and all other improvements and all fixtures, except Tenant’s furniture, fixtures and personal property, constructed in the Premises by either Landlord or Tenant, (a) shall become Landlord’s property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing, and (b) shall, at Landlord’s option, either (a) be surrendered to Landlord with the Premises at the termination of this Lease or of Tenant’s right to possession, or (b) be removed in accordance with Section 14 below (unless Landlord at the time it gives its consent to the performance of such construction expressly waives in writing the right to require such removal). At the time Tenant requests Landlord’s consent to the construction or installation of any Alteration, Tenant may also request in writing whether Landlord will require all or portions of such Alteration to be removed by Tenant at the expiration or earlier termination of this Lease and Landlord shall advise Tenant at the time it provides its consent (if consent is granted by Landlord) whether all or any part of such Alteration must be removed and Tenant will not be required to remove such Alteration that Landlord has notified Tenant in writing does not have to be removed.

6.              USE OF PREMISES.

6.1    Limitation on Use. Tenant shall use the Premises only for the Permitted Use stated in the Schedule and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which will not be unreasonably withheld. Tenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord’s insurance on the Project. Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises. Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste to occur in, on, or about the Project, or allow-any offensive noise or odor in or around the Project. At the end of each business day, or more frequently if necessary, Tenant shall deposit all garbage and other trash (excluding any inflammable, explosive and/or hazardous materials) in trash bins or containers approved by Landlord in locations designated by Landlord from time to time. If any governmental authority shall deem the Premises to be a “place of public accommodation” under the Americans with Disabilities Act (“ADA”) or any other comparable law as a result of Tenant’s use, Tenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Building or the Premises under such laws. Any work required to the common areas outside the Building that is required to comply with the ADA shall be performed by Landlord, as provided in Section 7.2. Tenant shall have access to the Premises during the Term seven days a week, twenty-four (24) hours per day.

6.2    Signs. Tenant shall not place on any portion of the Premises any sign, placard, lettering, banner, displays, graphic, decor or other advertising or communicative material which is visible from the exterior of the Premises without Landlord’s prior written approval, which will not be unreasonably withheld for standard signage (a) on not more than three sides of the Building, and (b) on a monument sign for the Building if one exists. Tenant, at its expense, shall be responsible for obtaining all approvals for such signs and for obtaining and installing such sign(s). The failure of Tenant to obtain such approvals shall not release Tenant from any of its obligations under this Lease. Any approved signs shall strictly conform to all Governmental Requirements, any CC&R’s recorded against the Project, and Landlord’s signage standards in effect at the time, and shall be installed and removed at Tenant’s expense. Tenant, at its sole expense, shall maintain such signs in good condition and repair during the Term. Prior to the expiration or earlier termination of this Lease, Tenant at its sole cost shall remove all of its exterior signage and repair any and all damage caused to the Building and/or Project (including and fading or discoloration) by such signs and/or the removal of such signs from the Building and/or Project.

6.3    Parking. Tenant shall have the non-exclusive right to park in the Buildings parking facilities in common with other tenants of the Project upon terms and conditions, as may from time to time be established by Landlord. Tenant agrees not to overburden the parking facilities (i.e., use more than the number of unassigned parking stalls indicated on the Schedule) and agrees to cooperate with Landlord and other tenants in the Project in the use of the parking facilities. Landlord reserves the right in its discretion to determine whether the parking facilities are becoming crowded and to allocate and assign parking passes among Tenant and the other tenants in the Project. Tenant’s use of the parking facilities shall be at no charge, provided that Landlord shall have the right to charge Tenant the portion that Landlord deems allocable to Tenant of any charges (e.g., fees or taxes) imposed by the Regional Air Quality Control Board or other governmental or quasi-governmental agency in connection with the parking facilities (e.g., in connection with operation or use of the parking facilities). Landlord shall not be liable to Tenant, nor shall this Lease be affected, if any parking is impaired by (or if any parking charges are imposed as a result of) any moratorium, initiative, referendum, law, ordinance, regulation or order passed, issued or made by any governmental or quasi-governmental body. Tenant’s continued right to use the parking spaces is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Section 6.3 are provided to Tenant solely for use by Tenant’s own personnel and guests and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.

6.4    Use of Roof and Structure of Building. Except as provided in this Section 6.4 and its subsections, Tenant shall be prohibited from using all or any portion of the roof of the Building or any portion of the structure of the Building during the Term of this Lease (or any extensions thereof) for any purposes, without Landlord’s prior written consent, which Landlord may withhold in its sole and absolute discretion. Notwithstanding the foregoing, Landlord shall grant Tenant with reasonable access to the roof of the Building as may be reasonably necessary to allow Tenant to perform its HVAC and other maintenance obligations hereunder, provided that such access shall be subject to any reasonable rules and restrictions that Landlord may impose from time to time.

Tenant shall have the right to use of a portion of the rooftop on the Building, the specific area of which is subject to the reasonable approval of Landlord as hereinafter provided (“Use Area”), to construct, install, maintain and operate Tenant’s telecommunications equipment of a size and in accordance with the design and specifications approved by Landlord in its reasonable discretion (“Equipment”) in the Use Area solely for use in conducting its business at the Premises, but subject to the terms and conditions of this Lease. The term “Equipment” shall also include all communication lines and cables and other related equipment request to connect or transmit information and signals into the Premises. Tenant’s rights under Section are expressly conditioned upon and Tenant, at its sole cost and expense, covenants and agrees to comply with all of the following:

(a)    Plans. The precise location of the Use Area for the installation of the Equipment on the roof of the Building shall be subject to the reasonable approval of Landlord. The installation of all lines and equipment, including the Equipment, to connect and use the Equipment shall be performed in accordance with the Lease for the construction of alterations. The installation and connection of all communication lines and cables must run through existing conduits or risers as approved by Landlord, or if such risers or conduits are not available, then Tenant shall be responsible for installing such risers and conduits at its sole cost and expense and as reasonably approved by Landlord.

(b)    Shielding. Landlord may specify the method of shielding the Equipment from view, or other decorative architectural features required to make the Equipment aesthetically acceptable to Landlord in its reasonable discretion, and Tenant shall submit to Landlord any plans for Landlord’s prior written approval (which shall not be unreasonably withheld), including the aesthetic shielding noted above.

(c)    Construction Schedule. Tenant shall submit to Landlord a construction schedule for the construction and installation of the Equipment, which schedule shall be subject to Landlord’s prior written approval (which shall not be unreasonably withheld), and Tenant thereafter conform to such schedule.

(d)    Compliance with Laws. The installation, use, operation and maintenance of the Equipment by Tenant shall be in compliance with all statutes, laws, rules, regulations, ordinances, decrees or orders of any governmental authority, whether federal, state or local, having jurisdiction in connection therewith, and must be done in a manner that will not impair, void or adversely affect any roof warranty that Landlord may have at any time. Without limitation on the generality of the foregoing, Tenant shall secure and maintain in force and effect all governmental licenses, permits and approvals required for the installation and use of the Equipment, including any requisite building permits, and comply with all requirements of any party providing any roof warranty to the extent such warranty is furnished to Tenant or Tenant is otherwise informed of the requirements of such warranty.

(e)    Rules and Regulations. Tenant’s access to the roof of the Building for purposes of installing, operating and maintaining the Equipment and related facilities shall be subject to such procedures, regulations and limitations as Landlord may reasonably impose; provided, however, that any such procedures, regulations and limitations shall not effectively prohibit or preclude access at all times. However, to the extent any cost to operate the Equipment is not separately metered to Tenant, Tenant shall reimburse Landlord for any cost incurred in connection therewith, which payment shall be made within thirty (30) days after request therefor. Landlord may, at its election, require Tenant to install a submeter(s) for the utilities Tenant uses and Tenant shall reimburse Landlord for all utility charges actually incurred as reflected by such submeter(s). Such submeter(s) shall be installed within thirty (30) days of Landlord’s written notice to Tenant to install the same and all costs and expenses associated with such installation shall be paid by Tenant.

(f)    Adjustments. Tenant agrees that if Landlord makes or plans on making any repairs or maintenance to the Building, or any alterations, modifications, additions or improvements to the Building, that will require an adjustment or modification to the Equipment in order to perform such work, Tenant at its sole cost shall make any concomitant adjustments or modifications to the Equipment and its related facilities, as such adjustments and modifications are determined to be necessary by any architect, engineer or other contractor engaged by Landlord in connection therewith, or, at Tenant’s option, the Equipment and all communication and cable lines connecting the Equipment to the Premises may be removed by Tenant. The making of the requisite adjustments and modifications for the Equipment and its related facilities shall be made in accordance with plans and specifications which are prepared, submitted, reviewed and approved by Landlord in its sole and absolute discretion.

(g)    Removal. At its sole cost and expense, Tenant must remove or cause the removal of all lines and related facilities connecting to the Equipment at the end of the Term of this Lease. Such removal shall be done in a good and workmanlike manner, and Tenant at its sole cost and expense shall repair and restore any resulting injury or damage to the Building and common areas. If Tenant fails to complete the removal by the date provided above, then at Landlord’s election, the Equipment and its related facilities shall be deemed abandoned and at Landlord’s option in its sole and absolute discretion, shall thereupon become the property of Landlord, in which case Landlord may possess, use, dispose of and otherwise enjoy the beneficial incidents of the ownership thereof as Landlord deems appropriate. Tenant hereby irrevocably waives any rights it has to the contrary under applicable laws.

(h)    Landlord’s Review. Tenant agrees and understands that the review of all plans by Landlord is solely to protect the interests of Landlord in the Building, and Landlord shall not be the guarantor of, nor responsible for, the correctness, completeness or accuracy of any such plans or compliance of such plans with applicable laws. Landlord’s approval of any plans, work or any matter under this section shall not: (i) constitute an opinion or agreement by Landlord that such plans are in compliance with all applicable laws, (ii) impose any present or future liability on Landlord; (iii) constitute a waiver of Landlord’s rights hereunder; (iv) impose on Landlord any responsibility for a design and/or construction defect or fault in the connection, use or operation of the Equipment or other facilities, (v) constitute a representation or warranty regarding the accuracy, completeness or correctness thereof of any plans, or that such plans or any work are in accordance with industry standards or will allow the use of the Equipment to be operational or functional upon completion. Landlord shall have no responsibility for any deficiencies in the drawings or any failure thereof to reflect actual conditions (concealed or apparent) at the Building, including without limitation any failure of the drawings to reflect existing equipment, walls, or other facilities; in such case, Landlord may stop the installation work and require that Tenant revise the drawings.

(i)    Use. Tenant may use the Use Area and the Equipment only for Tenant’s Permitted Use at the Premises as provided in this Lease, and no other purpose whatsoever. Such use must be in compliance with all applicable laws, including without limitation any permit or license requirements, and must be done without unreasonably disturbing or interfering with any other tenant or occupant of the Project. Tenant use of the Use Area and Equipment, including, without limitation, the installation, maintenance, repair and removal of the Equipment, may not in any way: (i) unreasonably interfere with any other use of the rooftop, (ii)

unreasonably interfere in any way with the ability of other existing occupants of the Project or occupants of other properties to receive or transmit radio, televisions, telephone, computer, data processing, fiber-optic, microwave, short-wave, long-wave or other signals of any sort based on frequencies currently being used by such occupant, (iii) unreasonably interfere in any way with the use of any antennae, satellite dishes or other equipment or facilities currently located on the roof or any other floor or area of the Project or other properties, (iv) cause any unreasonable or unusual wear and tear to the Building or rooftop, (v) create any unreasonable risk of damage or injury to property or people, or (vi) adversely detract from the appearance of the Building. If Tenant’s use of the Use Area or Equipment increases Landlord’s insurance premium, Tenant shall pay any such increase immediately upon demand. Each party agrees to cooperate with the other at no additional cost or liability to such party regarding any interference with other parties in the Project.

(j)    Waiver. Except to the extent arising from the gross negligence of Landlord, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of the Use Area or Equipment will be free from, the following (collectively called “Line or Communication Problems”): (i) any eavesdropping or wire-tapping by unauthorized parties, (ii) any failure of any Equipment to satisfy Tenant’s requirements, or (iii) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of the Equipment by or for other tenants or occupants at the Project, by any failure of the environmental conditions or the power supply for the Project to conform to any requirements for the Equipment or any associated equipment, or (iv) any interference to the Equipment (or the use thereof) from any other source, including, without limitation, radio, television, telephone, microwave, short-wave, long wave, or other signal from any source or cause, or (v) any other problems associated with any Equipment by any other cause. Under no circumstances shall any Line or Communication Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of rent, additional rent or any other charge, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line or Communication Problems.

(k)    Condition of Use Area. Tenant has inspected the rooftop and Building, and accepts the roof top in its “AS IS” condition without the construction of any improvements or the grant of any allowances or concessions by Landlord. Tenant has been given the opportunity to conduct its own investigation of the condition of the rooftop and Building and accepts all risks as to the acceptability of the rooftop and Building.

(l)    Personal Property Tax. Tenant shall pay all taxes or other charges assessed against the Equipment or the use thereof. In the event any portion of the Equipment is assessed and billed with the property of Landlord, Tenant shall pay to Landlord its share of such taxes (based upon a reasonable determination of Landlord) within thirty (30) days after notice from Landlord of the amount reasonably determined by Landlord.

6.5    Back-up Generator. As provided in Section 1.4, Tenant may use the existing Generator Equipment, provided that Tenant obtains all governmental approvals, permits and licenses for such Generator Equipment and the failure to obtain any such approvals, permits and licenses shall not impair or abate any of Tenant’s obligations under this Lease. Landlord’s approval of the use of the Generator Equipment shall not be deemed consent by Landlord to the installation of any other generator or tank or the right to engage in any other use of any Hazardous Substances (hereinafter defined).

(a)    Compliance. Tenant shall fully and timely comply with all applicable federal, state, and local statutes, rules, regulations and ordinances relating to the Generator Equipment, including, without limitation, the Governmental Requirements, and all provisions of this Lease, and shall deliver copies of all permits and approvals to Landlord promptly after receipt by Tenant from the applicable governmental authority. In connection therewith, Tenant shall not cause or permit the release, as defined under any applicable state or local law, ordinance, rule or regulation, of any Hazardous Substances (including, without limitation, diesel fuel) in, on, under or about the Building, common areas or Project, or into any conduit, stream, storm sewer, or sanitary sewer connected thereto or located thereon or in or about the Building, common areas or Project.

(b)    Reports and Records. Tenant shall maintain all reports, inventory and other records, test results, permits and all other data and information required under applicable Governmental Requirements for the installation, use and operation of the Generator Equipment, and upon request of Landlord, shall provide a copy of all such reports, records, test results and other information without cost or expenses to Landlord.

7.      GOVERNMENTAL REQUIREMENTS AND BUILDING RULES.

7.1    Compliance in Premises. Tenant shall, at its sole cost and expense, (1) comply with all Governmental Requirements; with any occupancy certificate issued for the Premises; and with the provisions of all recorded documents affecting the Premises, insofar as any thereof relates to or affects the condition, use or occupancy of the Premises; and (2) take all proper and necessary action to cause the Premises, including any repairs, replacements, alterations and improvements thereto, to be maintained, constructed, used and occupied in compliance with applicable Governmental Requirements, including any applicable code and ADA requirements, whether or not such requirements are based on Tenant’s use of the Premises, and further to assume all responsibility to ensure that the Premises continues to comply with all Governmental Requirements, including applicable code and ADA requirements, throughout the Term. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Section 7.1. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

7.2    Compliance in Common Areas. Subject to reimbursement as an Operating Cost as provided in Section 2 above, Landlord shall perform any work required under any applicable Governmental Requirements, including the ADA, to be performed in the common areas of the Project, except that Tenant shall be solely responsible for all such compliance work which is required as a result of Tenant’s use or activities or Tenant’s proposed alterations or repairs, including without limitation, the construction of the Tenant Improvements or any

Alterations. With respect to any code compliance work required outside the Premises for which Tenant is responsible hereunder, Landlord shall have the right to perform such work, or require that Tenant perform such work with contractors, subcontractors, engineers and architects approved by Landlord; and if Landlord elects to perform such work outside the Premises, Tenant shall reimburse Landlord for the cost of such work within ten (10) days following receipt of invoices therefor. Landlord represents and warrants that as of the date of this Lease, the Premises are not in violation of the ADA as currently applied and interpreted by the applicable governmental authority as of the date of this Lease prior to the construction of any Tenant Improvements or other improvements, fixtures or other property of Tenant. Landlord shall be responsible for any non-compliance matter under the ADA that arises due to the construction of any of the Tenant Improvements or the installation of any of Tenant’s furniture, fixtures, equipment or property or Alterations, or due to Tenant’s particular use of the Premises or the particular manner in which it conducts its business therein.

7.3    Rules and Regulations. Tenant shall also comply with all reasonable rules for the Project which may be established and amended from time to time by Landlord. The present rules and regulations are contained in Exhibit B. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply the rules and regulations uniformly with respect to Tenant and any other tenants in the Project under leases containing rules and regulations similar to this Lease. If Tenant performs alterations or repairs, Tenant shall comply with the provisions of Section 5 of this Lease.

8.      WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

8.1    Waiver of Claims. Neither Landlord nor the other Landlord Parties (as defined below) shall be liable to Tenant or to any Tenant Parties (as defined below), and Tenant waives all claims against Landlord and such other Landlord Parties, for any injury to or death of any person or for loss of use of or damage to or destruction of property in or about the Premises or Project by or from any cause whatsoever, including without limitation, earthquake or earth movement, gas, fire, oil, electricity or leakage from the roof, walls, basement or other portion of the Premises or Project, except only, with respect to any Landlord Party, to the extent such injury, death or damage is caused by the gross negligence or willful misconduct of such Landlord Party and not covered by the insurance required to be carried by Tenant hereunder or except to the extent such limitation on liability is prohibited by law. The provisions of this Section 8.1 shall survive the expiration or earlier termination of this Lease until all claims within the scope of this Section 8.1 are fully, finally, and absolutely barred by the applicable statutes of limitations.

8.2    Indemnification.

(a)    Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, employees and agents (each, a “Landlord Party” and collectively, the “Landlord Parties”), and each of them, from and against any and all obligations, losses, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, suits, orders or judgments), causes of action, liabilities, penalties, damages

(including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (collectively, “Claims”) arising from any of the following, including, but not limited to, Claims brought by or on behalf of employees of Tenant, with respect to which Tenant waives, for the benefit of the Landlord Parties, any immunity to which Tenant may be entitled under any worker’s compensation laws: (i) any cause in, on or about the Premises, (ii) any act or omission or negligence of Tenant or any person or entity claiming by or through Tenant (including any assignee or subtenant), or any of their respective members, partners, employees, contractors, agents, customers, visitors, licensees or other persons in or about the Project by reason of Tenant’s occupancy of the Premises (each a “Tenant Party” and, collectively, “Tenant Parties”), or (iii) Tenant’s breach of its obligations under this Lease, either prior to, during, or after the expiration of the Lease Term (including, without limitation, Tenant’s failure to surrender the Premises in accordance with Section 14 below); provided, however, that, with respect to any Landlord Party, Tenant’s obligations under this Section shall be inapplicable to the extent such Claims arise solely from the active negligence or willful misconduct of such Landlord Party and are not covered by the insurance required to be carried by Tenant hereunder, or to the extent such obligations are prohibited by applicable law; provided, however, that this limitation shall not impair any insurance of any Landlord Party where such Landlord Party is named as an additional insured under any of Tenant’s Parties insurance.

(b)    Landlord shall defend, indemnify and hold harmless Tenant and its officers, directors, and employees, and each of them, from and against all claims, liabilities, losses, fines, penalties, damages, costs and expenses (including reasonable attorneys’ fees and other costs of litigation) because of injury, including death, to any person, or damage or loss of any kind to any property caused by the gross negligence or willful misconduct of Landlord or its contractors or agents, except to the extent caused by the negligence or willful misconduct of Tenant, or any of Tenant’s Parties.

(c)    The obligations under this Section 8.2 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 8.2 are fully, finally, and absolutely barred by the applicable statutes of limitations.

8.3    Tenant’s Insurance. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(a)    Commercial General Liability Insurance, with (i) Contractual Liability including the indemnification provisions contained in this Lease, (ii) a severability of interest endorsement, and (iii) limits of not less than Five Million Dollars ($5,000,000) combined single limit per occurrence, not less than Five Million Dollars ($5,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Two Million Dollars ($2,000,000).

(b)    Special Causes of Loss (ISO form CP 10 30 10/00 or its substantive equivalent) Insurance covering the replacement cost of all leasehold improvements, trade fixtures and personal property in or on the Premises, with a deductible not greater than Five Thousand Dollars ($5,000.00).

(c)       Business Interruption insurance and extra expense coverage with coverage amounts that shall reimburse Tenant for all rental, expense and other payment obligations of Tenant if it has to move to temporary space during a casualty.

(d)       Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident:	$500,000
Disease--Policy Limit:	$500,000
Disease--Each Employee:	$500,000

Tenant’s insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee. Landlord, and if any, Landlord’s building manager or agent, and, if Landlord requests, any Security Holder (as defined in Section 16.1 below), shall be named as additional insureds under the insurance required of the Tenant in Section 8.3(a), and Tenant’s property insurance policies under Section 8.3(b) shall be endorsed to provide that any loss shall be payable to Landlord, Tenant and such other additional parties as Landlord may specify, as their respective interests may appear with the understanding the proceeds of such insurance for damage to leasehold improvements will be payable to Landlord and proceeds of such insurance for damage to Tenant’s trade fixtures and personal property will be payable to Tenant. The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord’s approval, and any such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have a A.M. Best rating of A-VI or better.

(e)       Tenant shall cause any contractor of Tenant performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

 (i)      Commercial General Liability Insurance, including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage.

 (ii)      Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident:	$500,000
Disease--Policy Limit:	$500,000
Disease--Each Employee:	$500,000

Such insurance under Section 8.3(b) shall contain a waiver of subrogation provision in favor of Landlord and its agents. Tenant’s contractor’s insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord’s building manager or agent, and, if Landlord requests, any Security Holder shall be named as additional insured on Tenant’s contractor’s insurance policies.

8.4    Insurance Certificates. Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five (5) days prior to the Commencement Date and each renewal date. Each certificate will provide for thirty (30) days prior written notice of cancellation to Landlord and Tenant.

8.5    Landlord’s Insurance. Subject to reimbursement as an Operating Cost in accordance with the provisions of Section 2 hereof, Landlord shall procure and maintain in effect throughout the Term of this Lease commercial general liability insurance, property insurance and/or such other types of insurance as Landlord reasonably deems necessary or advisable to carry. Such coverages shall be in such amounts, from such companies and on such other terms and conditions as Landlord may from time to time reasonably determine, and Landlord shall have the right, but not the obligation, to change, cancel, decrease or increase any insurance coverages in respect of the Building, add additional forms of insurance as Landlord shall deem reasonably necessary, and/or obtain umbrella or other policies covering both the Building and other assets owned by or associated with Landlord or its affiliates, in which event the cost thereof shall be equitably allocated.

8.6    Waiver of Subrogation. Landlord and Tenant hereby waive and release any and all rights of recovery against the other party, including officers, employees, agents and authorized representatives (whether in contract or tort) of such other party, that arise or result from any and all loss of or damage to any property of the waiving party located within or constituting part of the Building, including the Premises, to the extent of amounts payable under a standard ISO Commercial Property insurance policy, or such additional property coverage as the waiving party may carry (with a commercially reasonable deductible), whether or not the party suffering the loss or damage actually carries any insurance, recovers under any insurance or self-insures the loss or damage. Each party shall have their property insurance policies issued in such form as to waive any right of subrogation as might otherwise exist. This mutual waiver is in addition to any other waiver or release contained in this Lease.

9.      FIRE AND OTHER CASUALTY.

9.1    Termination. If a fire or other casualty causes damage to the Building or the Premises, and sufficient insurance proceeds will be available to Landlord to cover the cost of any restoration to the Building and Premises, Landlord shall engage a registered architect to estimate, within one (1) month of the casualty, to both Landlord and Tenant the amount of time needed to restore the Building and the Premises to tenantability, using standard working methods without the payment of overtime and other premiums. If the time needed exceeds nine (9) months from the date of the casualty, or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Term, then either Landlord or Tenant may terminate this Lease by notice to the other party within ten (10) days after the notifying party’s receipt of the architect’s estimate. If sufficient insurance proceeds with deductibles will not be available to Landlord to cover the cost of any restoration to the Building or the Premises and the cost of restoration exceeds $50,000, Landlord may terminate this Lease by written notice to Tenant. Any termination pursuant to this Section 9.1 shall be effective from the date of such termination notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the Premises which has been rendered untenantable as a result of the casualty.

9.2      Restoration. If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises to substantially their prior condition, except for modifications required by then applicable Governmental Requirements; provided, however, that, within ten (10) days following notice to Tenant from Landlord (whether or not this Lease is terminated pursuant to Section 9.1 above), Tenant shall irrevocably and unconditionally assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 8.3(b) above which pertain to the repair and restoration of the Tenant Improvements, Alterations or other leasehold improvements in the Premises; and provided further, that if the cost of repair and restoration by Landlord of the Tenant Improvements, Alterations or other leasehold improvements in the Premises exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier and is an insurable loss under Tenant’s insurance, the cost of such repair and restoration shall be promptly paid by Tenant to Landlord, but in any event prior to Landlord’s commencement of repair of the damage. Notwithstanding the foregoing, Landlord shall have no obligation with respect to, and if Landlord elects or is required to perform any restoration hereunder, Tenant shall be responsible for and shall, repair and replace at its sole cost all of Tenant’s equipment, furniture, trade fixtures and other personal property in the Premises, including, without limitation, any telecommunications wires, cables and related devices located in or serving the Premises. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant’s personal property and trade fixtures or any inconvenience occasioned by such damage, repair or restoration. Tenant hereby waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code, and the provisions of any similar law hereinafter enacted.

10.    EMINENT DOMAIN.

10.1    Taking. If there is a taking of the Premises or Building by right or threat of eminent domain (a “Taking”) which results in the remainder of the Premises or Building being unable to be restored to a condition reasonably suitable for Tenant’s business needs within one hundred eighty (180) from the date of the Taking (“Substantial Taking”), then either party may elect to terminate this Lease upon written notice to the other within thirty (30) days within thirty (30) days after the nature and extent of the Taking have been finally determined. In such event, the Rent shall abate from the date of the Taking, and any Rent for any period beyond such date shall be returned to Tenant. Landlord shall give Tenant prompt written notice of the commencement of a Taking and shall keep Tenant advised as to the progress thereof, particularly anticipated or actual dates of Taking.

10.2    Minor Taking. If there shall be a Taking which does not constitute a Substantial Taking, meaning less than 10% of the Premises, this Lease shall not terminate but Landlord shall, with due diligence, restore the Premises or Building as speedily as practical to its condition before the Taking, but Landlord shall not be obligated to spend more than the amount of the award paid to Landlord for the Taking in order to complete such restoration and Landlord shall not be responsible for restoring any of Tenant’s fixtures or equipment. During the restoration period, the Rent shall abate for the period during which the Premises or Building are not suitable for Tenant’s business needs. If only a portion of the Premises or Building is taken, the Rent shall abate proportionately.

10.3    Award. The award for a Taking of any kind shall be paid to Landlord, and Tenant shall have no right to share in the award, except Tenant may file a claim with the condemning authority for any loss of Tenant’s property, moving expenses and for damages for cessation or interruption of Tenant’s business, provided such claim will not diminish Landlord’s recovery. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.

11.    RIGHTS RESERVED TO LANDLORD.

Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to Tenant of any kind:

11.1    Name. To change the name of the Building or the Project, or the street address of the Building.

11.2    Signs. To install, modify and/or maintain any signs on the Project not installed by Tenant.

11.3    Window Treatments. To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area.

11.4    Keys. To retain and use at any time passkeys to enter the Premises or any door within the Premises. Tenant shall not alter or add any lock or bolt.

11.5    Access. To have access to the Premises with twenty-four hours’ prior notice (except in the case of an emergency, in which case Landlord shall have the right to immediate access) to inspect the Premises, to post notices of non-responsibility in connection with any Alterations, to make repairs, alterations, additions or improvements to the Premises or Building, and to perform any other obligations of Landlord hereunder, all without abatement of Rent.

11.6    Show Premises. To show the Premises to prospective purchasers, tenants, brokers, lenders, mortgagees, investors, rating agencies or others at any reasonable time, provided that Landlord gives prior notice to Tenant and does not materially interfere with Tenant’s use of the Premises.

11.7    Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within a reasonable time after such receipt or collection a check equal to the amount sent by Tenant.

11.8    Repairs and Alterations. To make repairs or alterations to the Building during ordinary business hours, except that Tenant may require any work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.

11.9    Use of Roof. To install, operate, maintain and repair any satellite dish, antennae, equipment, or other facility on the roof of the Building or to use the roof of the Building in any other manner, or to allow any entity selected by Landlord to undertake the foregoing, provided that such installation, operation, maintenance, repair or use does not unreasonably interfere with Tenant’s use of the Premises or Tenant’s use of the roof as set forth in this Lease.

12.    EVENTS OF DEFAULT.

12.1    Tenant’s Default. The occurrence of any one or more of the following events (each, an “Event of Default”) shall constitute a breach of this Lease by Tenant:

  (a)    Tenant fails to pay any Rent within three (3) days after receipt of written notice of such failure to pay on the due date, provided, however that after the second such failure in a calendar year, only the passage of time, but no further notice, shall be required to establish an Event of Default in the same calendar year.

  (b)    Tenant fails to perform its obligations under Section 16 (Subordination) or Section 19 (Estoppel Certificate) within five (5) days after receipt of written notice of such failure.

  (c)    Tenant abandons the Premises.

  (d)    Tenant fails to perform any obligation to Landlord under this Lease other than those described in Sections 12.1(a), 12.1(b) or 12.1(c) above, and such failure continues for thirty (30) days after written notice from Landlord or Landlord’s agent, except that if Tenant begins to cure its failure within the thirty (30) day period but cannot reasonably complete its cure within such period, then it shall not be an Event of Default so long as Tenant continues to diligently cure such failure.

  (e)    One of the following credit defaults occurs:

     (i)      Tenant (or any guarantor of Tenant’s obligations hereunder) commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant (or the guarantor) or for any substantial part of its property, or any such proceeding is commenced against Tenant (or the guarantor) and either remains undismissed for a period of thirty (30) days or results in the entry of an order for relief against Tenant (or the guarantor) which is not fully stayed within seven (7) days after entry;

     (ii)      Tenant (or any guarantor of Tenant’s obligations hereunder) becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

     (iii)      Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest, which is not vacated within thirty (30) days after such levy or attachment.

Tenant acknowledges and agrees that, notwithstanding the foregoing provisions of this Section 12, Tenant shall be in default for purposes of Section 1161 of the California Code of Civil Procedure immediately following Tenant’s failure to perform or comply with any covenants, agreements, terms or conditions of this Lease to be performed or observed by Tenant, including, without limitation, Tenant’s failure to pay Rent when due, and that any notices required to be given by Landlord under this Section 12 shall, in each case, be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure, and shall be deemed to satisfy the requirement, if any, that notice be given pursuant to such section.

12.2    Landlord Defaults. Landlord shall be in default hereunder if Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform. If Landlord is in default of Landlord’s Repair Obligations (as defined in Section 3.3(b)) and has failed to perform such obligation within said thirty (30) day period, unless the nature of the work is such that more than thirty (30) days are required for performance and Landlord has commenced and is proceeding with due diligence to complete such work), then Tenant may perform such work and bill Landlord for the reasonable cost thereof. Landlord shall pay for the reasonable cost of such work within thirty (30) days after completion of the work and receipt of written demand for payment from Tenant, together with reasonable supporting documentation for such costs. In no event shall Tenant have the right to rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of rescission and hereby agrees that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, Tenant will give notice and a reasonable time to cure any default by Landlord to any holder of a mortgage or deed of trust encumbering Landlord’s interest in the Project of which Tenant has been given notice. Notwithstanding anything contained herein to the contrary, Landlord shall not be in default under this Lease to the extent Landlord is unable to perform any of its obligations on account of any prevention, delay, stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels, energy or reasonable substitutes therefor, governmental restrictions, regulations, controls, actions or inaction, civil commotion, fire or other acts of god, national emergency, acts of war or terrorism or any other cause of any kind beyond the reasonable control of Landlord (except financial inability).

13.      LANDLORD REMEDIES. UPON ANY EVENT OF DEFAULT BY TENANT, LANDLORD SHALL HAVE THE FOLLOWING REMEDIES, IN ADDITION TO ALL OTHER RIGHTS AND REMEDIES PROVIDED BY LAW OR OTHERWISE PROVIDED IN THIS LEASE, TO WHICH LANDLORD MAY RESORT CUMULATIVELY OR IN THE ALTERNATIVE:

13.1    Termination of Lease. Landlord may elect by notice to Tenant to terminate this Lease, in which event, Tenant shall immediately vacate the Premises and deliver possession to Landlord.

13.2    Civil Code Section 1951.4 Remedy. Even though Tenant has breached this Lease, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have all of its rights and remedies, including the right, pursuant to California Civil Code Section 1951.4, to recover all rent as it becomes due under this Lease, if Tenant has the right to sublet or assign, subject only to reasonable limitations. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession unless written notice of termination is given by Landlord to Tenant.

13.3    Lease Termination Damages. If Landlord elects to terminate this Lease, then this Lease shall terminate on the date for termination set forth in such notice. Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant. On termination, Landlord has the right to recover from Tenant as damages:

  (a)    The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus

  (b)    The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

  (c)    The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

  (d)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

  (e)    At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as   may be permitted from time to time by the laws of the State of. California.

The “worth at the time of award” of the amounts referred to in Sections 13.3(a) and 13.3(b) is computed by allowing interest at the Interest Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Section 13.3(c) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, if Tenant is evicted or Landlord takes possession of the Premises by reason of any Event of Default by Tenant hereunder.

13.4      Landlord’s Remedies Cumulative. All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity, including, without limitation, the remedy described in California Civil Code Section 1951.4 (pursuant to which Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due if Tenant has the right to sublet or assign the Lease, subject to reasonable limitations). Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. The possession of Tenant’s funds, negotiation of Tenant’s negotiable instruments, or acceptance of Tenant’s payment by Landlord or its agents shall not constitute a waiver of any breach by Tenant, and if such possession, negotiation or acceptance occurs after Landlord’s notice to Tenant, or termination of this Lease or of Tenant’s right to possession, such possession, negotiation or acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant’s account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the Interest Rate until paid.

13.5      WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY WAIVES TRIAL BY JURY IF ANY LEGAL PROCEEDING IS BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN CALIFORNIA, CONSENTS TO THE JURISDICTION OF SUCH COURTS. THE PROVISIONS OF THIS SECTION 13.5 SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

14.    SURRENDER. Upon the expiration or earlier termination of this Lease for any reason, Tenant shall surrender the Premises to Landlord in its condition existing as of the date Landlord delivers possession of the Premises to Tenant, normal wear and tear and damage by fire or other casualty excepted, with all interior walls repaired and touched up (or repainted if necessary) if marked or damaged, all carpets shampooed and cleaned, all broken, marred or nonconforming acoustical ceiling tiles replaced, all windows washed, the plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulbs or ballasts, the HVAC equipment serviced and repaired by a reputable and licensed service firm acceptable to Landlord, and all floors cleaned and waxed, all to the reasonable satisfaction of Landlord. Tenant shall remove from the Premises and the Project all of Tenant’s trade fixtures, furniture, moveable equipment and other personal property, and any Alterations which Landlord elects to be removed pursuant to Section 5.3, and shall restore the Premises to its condition prior to their installation, including, without limitation, repairing all damage caused by the installation or removal of any of the foregoing items. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord’s election: (a) conveyed such property to Landlord without compensation or (b) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects to consider such property abandoned, Tenant shall be liable to Landlord for the costs of: (i) removal of any such Alterations or personal property, (ii) storage, transportation, and disposition of the same, and (iii) repair and restoration of the Premises, together with interest thereon at the Interest Rate from the date of expenditure by Landlord.

As of the date of this Lease, the Premises are in good condition with a layout and configuration of offices and conference rooms customarily found in office spaces in first class buildings of comparable size and quality of the Premises in the Santa Clara County, California area. In connection with the construction of the Tenant Improvements, Tenant may be demolishing and removing office areas to install improvements used by Tenant in connection with its business at the Premises. Tenant acknowledges and agrees that Landlord shall have the right to require Tenant to remove all of Tenant’s special Tenant Improvements and future Alterations that would not be typically found in office space, such as by way of example and not by limitation, labs and testing areas and large open work areas, and restore the Premises to comparable condition existing as the Commencement Date, reasonable wear and tear excepted. All such work shall be done by Tenant at its expense by the expiration or sooner termination of the Term of this Lease. Landlord will notify Tenant at the time Landlord approves the Plans (as defined in Exhibit C) for the Tenant Improvements of any special Tenant Improvements that Tenant will be required to remove.

15.    HOLDOVER. Tenant shall have no right to holdover possession of the Premises after the expiration or termination of this Lease without Landlord’s prior written consent which Landlord may withhold in its sole and absolute discretion. If, however, Tenant retains possession of any part of the Premises after the Term, Tenant shall become a tenant at sufferance only, for the entire Premises upon all of the terms of this Lease as might be applicable to such tenancy, except that Tenant shall pay all of the Base Rent, Operating Cost Share Rent and Tax Share Rent at one hundred twenty-five percent (125%) of the rate then in effect for the first thirty (30) days after the end of the scheduled Term and thereafter at the rate of two hundred percent (200%) of the rate in effect as of the end of the Term (without regard to any abatements of Rent on account of casualty or otherwise), computed on a monthly basis for each full or partial month Tenant remains in possession. Tenant shall also protect, defend, indemnify and hold Landlord harmless from and against all Claims resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession or any other of Landlord’s remedies.

16.    SUBORDINATION TO GROUND LEASES AND MORTGAGES.

16.1    Subordination. This Lease shall be subordinate to any present or future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee (a “Security Holder”), as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or such Security Holder, Tenant shall within ten (10) business days after the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination. Any mortgagee has the right, at its sole option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant. Any subordination will be deemed subject to a standard non-disturbance agreement.

16.2    Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the Security Holder or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant shall attorn to such Security Holder or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such Security Holder or purchaser. The Security Holder or purchaser shall be liable as Landlord only during the time such Security Holder or purchaser is the owner of the Project. At the request of Landlord or any Security Holder, Tenant shall execute and deliver within ten (10) days after the request any document furnished by the requesting party to evidence Tenant’s agreement to attorn.

16.3    Security Deposit. Any Security Holder shall be responsible for the return of any security deposit by Tenant only to the extent the security deposit, if any, is received by such Security Holder.

16.4    Notice and Right to Cure. Tenant agrees to send by registered or certified mail to any Security Holder identified in a notice from Landlord to Tenant, a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but any Security Holder begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then such Security Holder shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

16.5    Definitions. As used in this Section 16, “mortgage” shall include “trust deed” and “deed of trust”; “mortgagee” shall include “trustee”, “beneficiary” and the mortgagee of any ground lessee; and “ground lessor”, “mortgagee”, and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.

17.    ASSIGNMENT AND SUBLEASE.

17.1    In General. Tenant shall not, without Landlord’s prior written consent, in each case: (a) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant’s interest in this Lease, (b) sublet any part of the Premises, or (c) permit anyone other than Tenant and its employees to occupy any part of the Premises (all of the foregoing are hereinafter sometimes referred to individually as a “Transfer”, and collectively as “Transfers”, any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”, and any person by whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferor”). Any transfer of the direct or indirect power to affect the management or policies of Tenant or direct or indirect change in 50% or more of the ownership interest in Tenant shall constitute an assignment of this Lease. Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any Transfer. No consent granted by Landlord shall be deemed to be a consent to any subsequent Transfer. Tenant shall pay all of Landlord’s attorneys’ fees and other expenses incurred in connection with any consent requested by Tenant or in considering any proposed Transfer. Any Transfer without Landlord’s prior written consent shall be void. If Tenant shall assign this Lease or sublet or otherwise Transfer the Premises, or any portion thereof, any rights of Tenant to renew this Lease, to extend the Term or to lease additional space in the Project shall be extinguished thereby and will not be transferred to the Transferee, all such rights being personal to the Tenant named herein or an affiliate. In addition, Tenant shall not, without Landlord’s prior written consent, which Landlord may withhold in its sole discretion, mortgage, pledge or encumber this Lease, the term or estate hereby granted or any interest hereunder.

17.2    Landlord’s Consent. Landlord will not unreasonably withhold its consent to any proposed Transfer. It shall be reasonable for Landlord to withhold its consent to any Transfer if (a) Tenant is in default under this Lease, (b) the proposed Transferee is a tenant in the Project or an affiliate of such a tenant or a party that Landlord has identified as a prospective tenant in the Project or in another project owned by Landlord in the vicinity of the Project, (c) the financial responsibility, nature of business, and character of the proposed Transferee are not all reasonably satisfactory to Landlord, (d) in the reasonable judgment of Landlord the purpose for which the Transferee intends to use the Premises (or a portion thereof) is not in keeping with Landlord’s standards for the Building or are in violation of the terms of this Lease, or (e) the proposed Transferee is a government entity or non-profit entity or organization. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent.

17.3    Procedure. Tenant shall notify Landlord of any proposed Transfer at least fifteen (15) days prior to its proposed effective date. The notice shall include the name and address of the proposed Transferee, its corporate affiliates in the case of a corporation and its partners in the case of a partnership, a description of the portion of the Premises that is subject to the Transfer (the “Transfer Premises”), a calculation of the Transfer Premium (as defined in Section 17.5 below) payable in connection with the Transfer, an executed copy of the proposed Transfer agreement, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed Transferee (including, without limitation, the most recent financial statements for the proposed Transferee). As a condition to the effectiveness of any assignment of this Lease, the assignee shall execute and deliver to Landlord, at least five (5) days prior to the effective date of the assignment, Landlord’s standard form of Consent to Assignment, providing for, among other things, an assumption of all of the obligations of Tenant under this Lease. As a condition to the effectiveness of any other Transfer, Transferee shall execute and deliver to Landlord, at least five (5) days prior to the effective date of such Transfer, Landlord’s standard consent form, providing, among other things, (a) the Transferee’s obligation to indemnify Landlord and the other Landlord Parties consistent with Tenant’s indemnification obligations in Section 8.2 above, and (b) the Transferee’s agreement that any such Transfer shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any such Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Transfer Premises by any lawful means, or (ii) require that the Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall default and fail to cure within the time permitted for cure under Section 12 above, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured.

17.4     Permitted Transfers. If Tenant is not then in default of this Lease, Tenant may sublet any portion of the Premises (hereinafter referred to as a “Permitted Transfer”) to a parent or subsidiary of Tenant, or an entity under common control with Tenant (collectively, “Permitted Transferees”, and, individually, a “Permitted Transferee”); provided that (1) at least ten (10) business days prior to the Transfer, Tenant notifies Landlord of such Transfer, and supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee, including, but not limited to, copies of the sublease and copies of documents establishing to the reasonable satisfaction of Landlord that the transaction in question is one permitted under this Section 17.4, (2) at least ten (10) business days prior to the Transfer, Tenant furnishes Landlord with a written document executed by the proposed Permitted Transferee in which such entity assumes all of Tenant’s obligations under this Lease with respect to the Transfer Premises, and (3) any such proposed Transfer is made for a good faith operating business purpose and not, whether in a single transaction or in a series of transactions, be entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Section 17.

17.5     Transfer Premium.

(a)    If Landlord consents to a Transfer (other than a Permitted Transfer), as a condition thereto which the parties hereby agree is reasonable, Landlord shall be entitled to receive, as Additional Rent hereunder, fifty percent (50%) of any Transfer Premium derived from such Transfer. As used herein, the term “Transfer Premium” means after reimbursing Tenant for any reasonable commissions or attorneys’ fees associated with such Transfer (“Transfer Costs”), (i) in the case of an assignment, any consideration (including, without limitation, payment for leasehold improvements) paid by the assignee on account of such assignment, and (ii) in the case of any other Transfer, all rent, additional rent or other consideration paid by the Transferee to the Transferor pursuant to such Transfer in excess of the base rent and additional rent payable by such Transferor during the term of the Transfer on a per rentable square foot basis. Payment of the Transfer Premium due Landlord hereunder shall be a joint and several obligation of Tenant and the Transferee, and shall be made to Landlord as follows: (1) in the case of an assignment, the Transferor shall pay the Transfer Premium to Landlord within ten (10) days after the Transferor receives the consideration described in clause (i) above; and (2) in the case of any other Transfer, on the first day of each month during the term of the Transfer, the Transferee shall pay directly to Landlord the amount by which the rent, additional rent or other consideration due from the Transferee for such month exceeds the base rent and additional rent payable by the applicable Transferor for said month which is allocable to the Transfer Premises less the applicable amortized amount of the Transfer Costs.

(b)    Upon Landlord’s request, Transferor shall provide Landlord with reasonable documentation of Transferor’s calculation of the Transfer Premium. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant, and any other Transferor, relating to a Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found to be understated, Tenant shall within ten (10) days after demand pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

17.6     Recapture. In the case of a proposed assignment, sublease or other Transfer other than a Permitted Transfer, Landlord may terminate this Lease as to the Transfer Premises by giving Tenant written notice (the “Recapture Notice”) within thirty (30) days after Landlord’s receipt of the proposed fully executed Transfer agreement submitted by Tenant for Landlord’s consent. Such termination shall be effective as of the termination date set forth in Landlord’s Recapture Notice, and all obligations of Landlord and Tenant under this Lease as to such terminated space shall expire as of such termination date, except those that expressly survive any termination of this Lease. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.

Notwithstanding the foregoing, Landlord shall not have the right to recapture any portion Premises in connection with the following Transfers:

(a)    any sublease that individually or in the aggregate of all subleases is for less than 69% of the square footage of the Premises and for less than 70% of the remaining Lease Term; or

(b)    any transfer of shares of stock in Tenant to another party in connection with any merger, consolidation of Tenant as a going concern or an assignment of this Lease in connection with the sale of all of Tenant’s assets, provided that the successor entity must have a tangible net worth equal to or greater than the tangible net worth of Tenant prior to such Transfer.

While such subleases and Transfers described in paragraphs (a) and (b) above shall not be subject to Landlord’s right to recapture, they shall be subject to all of the other provisions of Section 17 of this Lease.

17.7     Tenant Remedies. Tenant shall indemnify, defend and hold harmless Landlord from any and all Claims involving any third party or parties (including without limitation Tenant’s broker or proposed transferee) who claim they were damaged by Landlord’s withholding or conditioning of Landlord’s consent, unless it is determined by a court of competent jurisdiction that Landlord has withheld or conditioned its consent to Tenant’s proposed Transfer in bad faith.

18.    CONVEYANCE BY LANDLORD. If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released from any obligations occurring after such transfer, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord’s successors for performance of such obligations. This Lease shall not be affected by any such transfer.

19.    ESTOPPEL CERTIFICATE. Each party shall, within ten (10) business days after receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that this Lease as amended to date is in full force and effect, that Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested. Tenant’s failure to execute or deliver an estoppel certificate in the required time period shall constitute an acknowledgment by Tenant that the statements included in the estoppel certificate are true and correct, without exception. Tenant’s failure to execute or deliver an estoppel certificate or other document or instrument required under this Section 19 in a timely manner shall be a material breach of this Lease.

20.    LEASE DEPOSIT.

20.1    Prepaid Rent and Security Deposit. Tenant shall deposit with Landlord on the date Tenant executes and delivers this Lease the cash sums set forth in the Schedule for the Security Deposit and in Section 2.1(e) for the Prepaid Rent (collectively, the “Lease Deposit”). The Prepaid Rent shall be applied by Landlord against the first full monthly installment of Base Rent payable hereunder. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all its obligations under this Lease.

20.2    Application of Security Deposit. Tenant agrees that, if Tenant fails to pay any Rent, or otherwise defaults with respect to any provision of this Lease, Landlord may (but shall not be obligated to), and without prejudice to any other remedy available to Landlord, use, apply or retain all or any portion of the Security Deposit for the payment of any Rent in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby, including, without limitation, prospective damages and damages recoverable pursuant to California Civil Code Section 1951.2. If Landlord uses or applies all or any portion of the Security Deposit as provided above, Tenant shall, within three (3) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount thereof, and Tenant’s failure to do so shall, at Landlord’s option, be an Event of Default under this Lease with no opportunity to cure. If Tenant performs all of Tenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within thirty (30) days following the later to occur of (a) the expiration of the Term of this Lease or (b) Tenant’s vacation and surrender of the Premises in accordance with the requirements of this Lease. Tenant waives the provisions of California Civil Code Section 1950.7, or any similar or successor laws now or hereinafter in effect, only to the extent they restrict Landlord’s use or application of the Deposit, or that provide specific time periods for return of the Deposit. Landlord shall not be deemed to hold the Security Deposit in trust nor be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to any interest on the Security Deposit. The Security Deposit shall not be construed as an advance payment of Rent nor liquidated damages, and if Landlord’s claims hereunder exceed the Security Deposit, Tenant shall remain liable for the balance of such claims.

20.3      Transfer of Security Deposit. If Landlord transfers its interest in the Project or this Lease, Landlord may transfer the Security Deposit to its transferee. If Landlord so transfers the Security Deposit, Landlord shall have no further obligation to return the Security Deposit to Tenant, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee.

20.4      Letter of Credit. Pursuant to the terms of the Lease, a cash Security Deposit is required from Tenant in the amount provided in the Schedule. In addition, Tenant shall deliver to Landlord concurrent with Tenant’s execution of this Lease an irrevocable, unconditional and clean standby letter of credit for $1,600,000.00 and otherwise in the form set forth below (the “Letter of Credit”). The term Security Deposit shall mean the cash portion of the Security Deposit and the Letter of Credit.

(a)    Form of Letter of Credit. The Letter of Credit shall be issued by Silicon Valley Bank or a national bank acceptable to Landlord in its reasonable discretion, with offices in the San Francisco Bay Area that will accept and pay on any draw on the Letter of Credit. The Letter of Credit shall be issued for a term of at least one year and shall be automatically renewable for one year successive periods (with a term during the last year of the Term, as the same may be extended, of at least sixty (60) days following the expiration of the Term) unless the issuing bank provides at least thirty (30) days prior written notice to Landlord that the Letter of Credit will not be renewed, and shall be in a form and with such content acceptable to Landlord in its sole and absolute discretion. Any Letter of Credit that Tenant delivers to Landlord in replacement of an existing Letter of Credit shall be in an amount equal to the replaced Letter of Credit (prior to any draws) or any adjustment per Section 20.4(e) hereafter, so that the cash and Letter of Credit together equal the amount of the Security Deposit specified in the Lease. Any such replacement Letter of Credit shall be delivered to and received by Landlord no later than thirty (30) days prior to the expiration of the term of the Letter of Credit then in effect. The Letter of Credit shall expressly permit full and partial draws. The Letter of Credit shall designate Landlord as beneficiary and shall be transferable by beneficiary to any transferee, successor, and assign (including any lender of Landlord) at no cost or expense to beneficiary. The Letter of Credit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term, as the same may be extended. The Letter of Credit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord in its sole and absolute discretion.

(b)    Draw Documents. The Letter of Credit shall provide that it may be drawn by Landlord (or its assignee) upon presentation by Landlord to the issuing bank (at its offices in the San Francisco Bay Area) of a sight draft(s) or copy, together with a written statement executed by Landlord stating that the amount requested is due Landlord under the Lease and may be submitted in person, by courier, by first calls mail or by facsimile. The amount of the draw requested by Landlord shall be payable by the bank without further inquiry or any other documentation or further action required of the bank, Landlord, or Tenant. All costs and expenses to obtain the Letter of Credit and all renewals shall be borne by Tenant.

(c)    Draws. If Tenant defaults with respect to any provisions of this Lease, including but not limited to, the provisions relating to the payment of Rent, or if Tenant fails to renew the Letter of Credit at least thirty (30) days before its expiration, Landlord may, but shall not be required to, draw upon all or any portion of the Letter of Credit for payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may reasonably spend or may become obligated to spend by reason of Tenant’s default, or to compensate Landlord for all other losses or damages that Landlord may suffer by reason of Tenant’s default, including, without limitation, all losses and damages in connection with the termination of the Lease due such default by Tenant. If Tenant fails to deposit a replacement Letter of Credit or renew the expiring Letter of Credit, Landlord shall have the right to draw upon the expiring Letter of Credit for the full amount thereof and hold the same as Security Deposit. If for any reason the Letter of Credit does not permit partial draws, then Landlord shall have the right to make a full draw on the Letter of Credit, notwithstanding that the full amount may not be required to cure any default by Tenant.

(d)    Restoration of Deposit. If the Letter of Credit is drawn upon by Landlord, Tenant shall, within ten (10) days after written demand therefor, deposit cash or a replacement Letter of Credit with Landlord in an amount sufficient to restore the Security Deposit to amount required under this Lease. At all times the Security Deposit, whether in the form of cash and/or Letter of Credit, shall be in the amount specified in the Lease. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to use all or any part of the Letter of Credit or cash portion of the Security Deposit, and such use shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant shall not be entitled to any interest on the cash portion of the Security Deposit. The exercise of any rights of Landlord to the Security Deposit shall not constitute a waiver of nor relieve Tenant from any liability or obligation for any default by Tenant. If Landlord draws upon the Letter of Credit, Tenant may deliver a replacement Letter of Credit to Landlord, instead of depositing cash with Landlord, equal to the original amount of the Letter of Credit if fully drawn or to supplement so the full amount is restored.

(e)    Reduction of the Letter of Credit. So long a default or breach by Tenant of any provision of this Lease does not exist and no such default or breach occurred during the year immediately prior to the effective date of the reduction under this Section, then the amount of the Letter of Credit may be reduced to the following amounts after the applicable dates: (1) $1,246,497 on or after the first year following the expiration of the Base Rent Abatement period); (2) $863,653.00 on or after the second year following the expiration of the Base Rent Abatement period; and (3) $500,000.00 on or after third year following the expiration of the Base Rent Abatement period. Tenant shall have the right to reduce the Letter of Credit to

$500,000.00 if, as and when Tenant has successfully completed its initial public offering for not less than $150,000,000 with the issuance of shares in Tenant in connection with its initial public offering on a national (New York or London) stock exchange or a regularly traded over-the-counter market and quoted on NASDAQ. At no time shall the Letter of Credit after taking into effect all reductions as provided above be less than $500,000.00. If Tenant is entitled to reduce the amount of the Letter of Credit pursuant to this Section and Tenant delivers to Landlord written notice of its request to so reduce the amount of the Letter of Credit, together with reasonable supporting documentation if the reduction is based on raising not less than $150,000,000 with Tenant’s initial public offering, then Tenant may, not less than twenty (20) days after Landlord’s receipt of such notice and supporting documentation, either obtain and deliver a new or amended Letter of Credit to replaced or amend, as the case may be, the then existing Letter of Credit, in an amount equal to requirement amount of the Letter of Credit.

21.    TENANT’S PERSONAL PROPERTY AND FIXTURES. Intentionally Deleted.

22.    NOTICES. All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:

22.1    Landlord. To Landlord as follows:

CarrAmerica Holger Way, LLC

c/o CarrAmerica Realty Operating Partnership, L.P.

1810 Gateway Drive, Suite 150

San Mateo, CA 94404

Attn: Market Officer

with a copy to:

CarrAmerica Realty Operating Partnership, L.P.

1850 K Street, N.W., Suite 500

Washington, D.C. 20006

Attn: Lease Administration

or to such other person at such other address as Landlord may designate by notice to Tenant.

22.2    Tenant. To Tenant as follows:

Force10 Networks, Inc.

350 Holger Way

San Jose, CA 95134

Attn: Chief Financial Officer

With a copy to:

Gunderson Dettmer

155 Constitution Drive

Menlo Park, CA 94025

Attention: John Dietz

or to such other person at such other address as Tenant may designate by notice to Landlord.

Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the United States mail in the case of registered or certified mail, and one (1) business day in the case of overnight courier. Tenant hereby appoints as its agent to receive the service of process in any action, or any notice required by law to be given prior to the commencement of any action, for recovery of possession of the Premises or any part thereof, and to receive service of all notices hereunder (including dispossessory or distraint proceedings and notices thereunder), the person in charge of or occupying the Premises at the time, and, if no person shall be in charge of or occupying the same, then such service may be made by attaching the same on the main entrance of the Premises.

23.    QUIET POSSESSION. So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord, subject to all of the terms of this Lease.

24.    REAL ESTATE BROKERS. Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Lease. Tenant shall indemnify and defend Landlord against any Claims by any other broker or third party for any payment of any kind in connection with this Lease.

25.    MISCELLANEOUS.

25.1    Successors and Assigns. Subject to the limits on Tenant’s assignment contained in Section 17, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

25.2    Date Payments Are Due. Except for payments to be made by Tenant under this Lease which are due upon demand or are due in advance (such as Base Rent), and except as otherwise expressly provided in this Lease, Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within ten (10) days after Tenant’s receipt of Landlord’s statement.

25.3    Meaning of “Landlord”, “Re-Entry”, “including” and “Affiliate”. The term “Landlord” means only the owner of the Project and the lessor’s interest in this Lease from time to time. The words “re-entry” and “re-enter” are not restricted to their technical legal meaning. The words “including” and similar words shall mean “without limitation.” The word

“affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity. “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

25.4      Time of the Essence. Time is of the essence of each provision of this Lease.

25.5      No Option. The submission of this Lease to Tenant for review or execution does not create an option or constitute an offer to Tenant to lease the Premises on the terms and conditions contained herein or a reservation of the Premises in favor of Tenant, and this Lease shall not become effective unless and until it has been executed and delivered by both Landlord and Tenant.

25.6      Severability. If any provision of this Lease is determined to be invalid, illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

25.7      Governing Law. This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.

25.8      Lease Modification. Tenant agrees to modify this Lease in any way requested by a mortgagee which does not cause increased expense to Tenant or otherwise materially adversely affect Tenant’s interests under this Lease.

25.9      No Oral Modification. No modification of this Lease shall be effective unless it is a written modification signed by both parties.

25.10    Landlord’s Right to Cure. If Tenant fails to perform any obligations under this Lease, Landlord may cure any such failure on Tenant’s behalf and any expenses incurred shall constitute Additional Rent due from Tenant on demand by Landlord.

25.11    Captions. The captions used in this Lease shall have no effect on the construction of this Lease.

25.12    Authority. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

25.13    Landlord’s Enforcement of Remedies. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

25.14    Entire Agreement. This Lease, together with all Exhibits, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

25.15    Landlord’s Title. Landlord’s title shall always be paramount to the interest of Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.

25.16    Light and Air Rights. Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Project, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

25.17    Singular and Plural; Joint and Several Liability. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together. If more than one individual or entity comprises Tenant, the obligations imposed on each individual or entity that comprises Tenant under this Lease shall be joint and several.

25.18    No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of this Lease.

25.19    Exclusivity. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy the Premises.

25.20    No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

25.21    Survival. The waivers of claims or rights, the releases and the obligations of Tenant under this Lease to indemnify, protect, defend and hold harmless Landlord and other Landlord Parties shall survive the expiration or earlier termination of this Lease, and so shall all other obligations or agreements of Landlord or Tenant hereunder which by their terms survive the expiration or earlier termination of this Lease.

25.22    Rent Not Based on Income. No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

25.23    Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

25.24    Late Charge and Interest on Late Payments. Without limiting the provisions of Section 12.1, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within five (5) business days after the same becomes due and payable, then Tenant shall pay a late charge equal to five percent (5%) of the amount of such payment. In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent from the date due until paid at the rate provided in Section 2.4(b). Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above. Notwithstanding the above, a late charge will not be incurred until after receipt of written notice by Tenant for the first late payment in any twelve month period, but if the payment is not made within three (3) days of receipt of such notice, then the late charge shall apply.

25.25    Tenant’s Financial Statements. Within ten (10) business days after Landlord’s written request therefor, Tenant shall deliver to Landlord the current audited annual and quarterly financial statements of Tenant, and annual financial statements of the two (2) years prior to the current year’s financial statements, each with an opinion of a certified public accountant, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied.

25.26    Attorneys’ Fees. In any arbitration, quasi-judicial or administrative proceedings or any action in any court of competent jurisdiction, brought by either party to enforce any covenant or any of such party’s rights or remedies under this Lease, including any action for declaratory relief, or any action to collect any payments required under this Lease or to quiet title against the other party, the prevailing party shall be entitled to reasonable attorneys’ fees and all costs, expenses and disbursements in connection with such action, including the costs of reasonable investigation, preparation and professional or expert consultation, which sums may be included in any judgment or decree entered in such action in favor of the prevailing party. In addition, Tenant shall pay the attorneys’ fees and other costs Landlord incurs in enforcing this Lease where an action or proceeding is not brought.

25.27    Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any of the Other Improvements to provide (a) for reciprocal rights of access, use and/or enjoyment of the Project and the Other Improvements, (b) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and all or any portion of the Other Improvements, (c) for the allocation of a portion of Operating Costs and Taxes to the Other Improvements and the allocation of a portion of the operating expenses and taxes for the Other Improvements to the Project, (d) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project, and (e) for any other matter which Landlord deems appropriate or necessary. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to sell all or any portion of the Project or any other of Landlord’s rights described in this Lease.

25.28    Security. Landlord shall not be liable to Tenant, and Tenant hereby waives any claim against Landlord, for (a) any unauthorized or criminal entry of third parties into the Premises, the Building or the Project, (b) any damage to persons, or (c) any loss of property in and about the Premises, the Building or the Project, by or from any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown, malfunction and/or insufficiency of the security services provided by Landlord.

26.    UNRELATED BUSINESS INCOME. If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

27.    Intentionally Deleted.

28.    HAZARDOUS SUBSTANCES.

28.1    Prohibition Against Hazardous Substances.

(a)    Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project without Landlord’s prior written consent, which Landlord may give or withhold in its sole discretion, except for normal janitorial and cleaning materials customary used in class A office space and fuel for the operation of the Generator Equipment. Any handling, transportation, storage, treatment, disposal or use of any Hazardous Substances in or about the Project by Tenant, its agents, employees, contractors or invitees shall strictly comply with all applicable Governmental Requirements. Tenant shall be solely responsible for obtaining and complying with all permits necessary for the maintenance and operation of its business, including, without limitation, all permits governing the use, handling, storage, treatment, transport, discharge and disposal of Hazardous Substances. Tenant shall indemnify, defend and hold Landlord harmless from and against any Claims (including, without limitation, diminution in value of the Premises or the Project, damages for the loss or restriction on use of leasable space or of any amenity of the Premises or the Project, damages arising from any adverse impact on marketing of space in the Project, Remedial Work, and sums paid in settlement of claims) which result from or arise out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Project by Tenant or any Tenant Parties.

(b)    Landlord shall have the right, at any time, but not more than two (2) times in any calendar year (unless Landlord has reasonable cause to believe that Tenant has failed to fully comply with the provisions of this Section 28, or unless required by any lender or governmental agency), to inspect the Premises and conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Section 28. The costs of all such inspections, tests and investigations shall be borne by Tenant if Tenant is in breach or violation of its obligations under this Section 28 and any subsection thereof. The foregoing rights granted to Landlord shall not, however, create (i) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant or any Tenant Party with respect to Hazardous Substances, including, but not limited to, Tenant’s operation, use or remediation thereof, or (ii) liability on the part of Landlord or any Landlord Party for Tenant’s use, storage, treatment, transportation, release, or disposal of any Hazardous Substances, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

28.2    Landlord Notification. Tenant shall promptly provide Landlord with complete copies of all documents, correspondence and other written materials directed to or from, or relating to, Tenant concerning environmental issues at the Building, including, without limitation, documents relating to the release, potential release, investigation, compliance, cleanup and abatement of Hazardous Substances, and any claims, causes of action or other legal documents related to same. Within twenty-four (24) hours of any unauthorized release, spill or discharge of Hazardous Substances, in, on, or about the Premises or Project, Tenant shall provide written notice to Landlord fully describing the event. Tenant shall also provide Landlord with a copy of any document or correspondence submitted by or on behalf of Tenant to any regulatory agency as a result of or in connection with the unauthorized release, spill or discharge. Within twenty-four (24) hours of receipt by Tenant of any warning, notice of violation, permit suspension or similar disciplinary measure relating to Tenant’s actual or alleged failure to comply with any environmental law, rule, regulation, ordinance or permit, Tenant shall provide written notice to Landlord.

28.3    Remedial Work. If any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or remediation of Hazardous Substances (collectively, “Remedial Work”) is required under any Governmental Requirements due to any act or omission of Tenant or any of Tenant’s Parties, then Tenant shall perform or cause to be performed the Remedial Work in compliance with Governmental Requirements or, at Landlord’s option, Landlord may cause such Remedial Work to be performed and Tenant shall reimburse Landlord for the reasonable costs thereof within thirty (30) days after demand therefor. All Remedial Work performed by Tenant shall be performed by one or more contractors, selected by Tenant and approved in advance in writing by Landlord, and under the supervision of a consulting engineer selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer and Landlord’s reasonable attorneys’ and experts’ fees and costs incurred in connection with monitoring or review of such Remedial Work.

28.4    Environmental Questionnaire. Prior to execution of this Lease, Tenant shall complete, execute and deliver to Landlord an Environmental Questionnaire and Disclosure Statement. The completed Environmental Questionnaire shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. Tenant shall immediately update and resubmit to Landlord the Environmental Questionnaire if changes occur in the nature, content, handling, storage, use, treatment, transport, discharge, or disposal of the Hazardous Substances described therein. Attached hereto as Exhibit E is a form of Environmental Questionnaire to be executed in accordance with the foregoing provision.

28.5    Survival. Tenant’s obligations under this Section 28 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 28 are fully, finally, and absolutely barred by the applicable statutes of limitations. If it is determined by Landlord that the condition of all or any portion of the Premises, the Building or the Project is not in compliance with the provisions of this Section 28, including, but not limited to all applicable Governmental Requirements relating to Hazardous Substances, at the expiration or earlier termination of this Lease, then Landlord, in its sole discretion, may require Tenant to hold over possession of the Premises until Tenant can surrender the Premises to Landlord in the condition required under Section 14 above and in full compliance with the provisions of this Section 28. The burden of proof under this Section 28.5 shall be upon Tenant. For purposes of Section 14, the term “normal wear and tear” shall not include any deterioration in the condition or diminution of the value of any portion of the Premises, the Building or the Project in any manner whatsoever related directly or indirectly to Hazardous Substances. Any such holdover by Tenant shall be with Landlord’s consent, will not be terminable by Tenant in any event or circumstance and will otherwise be subject to Section 15 above.

28.6    Definition of “Hazardous Substances”. “Hazardous Substances” means any hazardous or toxic substances, materials or waste which are or become regulated by any local government authority, the state in which the Project is located or the United States government, including those substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws.

28.7    Landlord’s Representation. Landlord represents and warrants to its actual knowledge as of the date of this Lease without independent investigation other than a review of the Environmental Report (hereinafter defined) that Landlord obtained when it acquired the Building, that except as may be disclosed in the Environmental Report (hereinafter defined), (i) Landlord does not know of the presence of Hazardous Substances in the Building in violation of all applicable federal, state, and local laws, regulations and ordinances, and (ii) no release, or disposal of Hazardous Substances in violation of in violation of all applicable federal, state, and local laws, regulations and ordinances has occurred on the Building that has not been corrected. The “Environmental Report” means that certain Environmental Site Assessment dated September 24, 2004, prepared by AllWest under Project No. 24175.20, a copy of which has been previously provided to Tenant

29.    EXCULPATION. Landlord shall have no personal liability under this Lease; its liability shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Project or (b) the equity interest Landlord would have in the Project if the Project were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Project (as such value is reasonably determined by Landlord). In no event shall Landlord’s liability extend to any other property or assets of Landlord, nor shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord’s obligations hereunder. Further, in no event shall Landlord be liable under any circumstances for any consequential damages or for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill, or loss of use, however occurring.

30.    COMMUNICATIONS AND COMPUTER LINES. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Building in or serving the Premises, provided that (a) Tenant shall obtain Landlord’s prior written consent (which will not be unreasonably withheld, conditioned or delayed) for any Lines that will be located outside of the Premises if such lines require excavation (for installation of new conduit) or installation of new poles (for overhead lines), use an experienced and qualified contractor reasonably approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed and will only be required for Lines that will be located outside the Premises, and comply with all of the other provisions of this Lease, (b) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation in accordance with industry practice, (c) any new or existing Lines servicing the Premises shall comply with all Legal Requirements, and (d) Tenant shall pay all costs in connection with the foregoing. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any Governmental

Requirements or represent a dangerous or potentially dangerous condition. In addition, Landlord reserves the right to require that Tenant remove any or all Lines installed by or for Tenant within or serving the Premises upon expiration or sooner termination of this Lease, provided Landlord notifies Tenant prior to or within thirty (30) days following such expiration or sooner termination. Any Lines not required to be removed pursuant to this Section shall, at Landlord’s option, become the property of Landlord (without payment by Landlord). If Tenant fails to remove such Lines as required by Landlord, or violates any other provision of this Section, Landlord may, after ten (10) days’ written notice to Tenant, remove such Lines or remedy such other violation, at Tenant’s expense (without limiting Landlord’s other remedies available under this Lease).

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IN WITNESS WHEREOF, the parties hereto have executed this Lease.

LANDLORD:

CARRAMERICA HOLGER WAY, LLC,
a Delaware limited liability company

By:	CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership, its Sole Member

	By:	CarrAmerica Realty Corporation, a Maryland corporation, its general partner

		By:	/s/ Philip L. Hawkins

Name:	Philip L. Hawkins

Title:	President
Date of Execution: April 14, 2006
TENANT:

FORCE10 NETWORKS, INC.,
a Delaware corporation

By:	/s/ Marc Randall

Name:	Marc Randall

Title:	CEO

By:	/s/ John R. Ferris

Name:	John R. Ferris

Title:	VP Operations

Date of Execution: April 07, 2006

EXHIBIT B

RULES AND REGULATIONS

This Exhibit B is an integral part of the Lease by and between CARRAMERICA HOLGER WAY, LLC, as Landlord, and FORCE10 NETWORKS, INC., as Tenant, relating to certain Premises described therein. Capitalized terms used in this Exhibit not otherwise defined herein shall have the meaning given such terms in the Lease.

1.    Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall which may, in Landlord’s judgment, appear unsightly from outside of the Building, except as provided in the Lease.

2.    The sidewalks, exits and entrances located in the common areas of the Project shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Premises. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and good condition and shall move all supplies, furniture and equipment as soon as received directly to the Premises and move all such items and waste being taken from the Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal therefrom.

3.    Tenant shall not bring upon, use or keep in the Premises or the Project any kerosene, gasoline or inflammable or combustible fluid or material, or any other articles deemed hazardous to persons or property, except for fuel required for the Generator Equipment as provided in the Lease.

4.    Upon termination of the Lease, Tenant shall deliver to Landlord all keys and passes for offices, rooms, parking lot and toilet rooms which shall have been furnished Tenant. If the keys so furnished are lost, Tenant shall pay Landlord therefor.

5.    Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.

6.    Without Landlord’s prior written consent, Tenant shall not use the name of the Project or any picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Project as the address of its business.

7.    Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which may arise from a cause other than Landlord’s negligence, which includes keeping doors locked and other means of entry to the Premises closed and secured.

8.    No peddlers or solicitors shall be permitted in or about the Building or common areas.

9.    Tenant shall not advertise the business, profession or activities of Tenant conducted in the Project in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities.

Exhibit B, Page 1

10.    Tenant shall not disturb the quiet enjoyment of any other tenant in the Project.

11.    If requested by Landlord, Landlord may retain a pass key to the Premises and be allowed admittance thereto at all times to enable its representatives to examine the Premises from time to time and to exhibit the same and Landlord may place and keep on the windows and doors of the Premises at any time signs advertising the Premises for Rent.

12.    No equipment, mechanical ventilators, awnings, special shades or other forms of window covering shall be permitted either inside or outside the windows of the Premises without Landlord’s prior written consent, and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be approved by Landlord.

13.    Tenant shall not during the term of this Lease canvas or solicit other tenants of the Project for any purpose.

14.    No equipment, mechanical ventilators, awnings, special shades or other forms of window covering shall be permitted either inside or outside the windows of the Premises without Landlord’s prior written consent, and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be approved by Landlord

15.    Tenant shall promptly remove all rubbish and waste from the Premises.

16.    Whenever Landlord’s consent, approval or satisfaction is required under these Rules, then unless otherwise stated, any such consent, approval or satisfaction must be obtained in advance, such consent or approval may be granted or withheld in Landlord’s sole discretion, and Landlord’s satisfaction shall be determined in its sole judgment.

17.    Tenant and its employees shall cooperate in all fire drills conducted by Landlord in the Building.

Exhibit B, Page 2

EXHIBIT C

TENANT IMPROVEMENT AGREEMENT

This Tenant Improvement Agreement (“Agreement”) is an integral part of the Lease dated April 4, 2006 (“Lease”) by and between CARRAMERICA HOLGER WAY, LLC, as Landlord, and FORCE10 NETWORKS, INC., as Tenant, relating to certain Premises described therein. Capitalized terms used in this Agreement not otherwise defined herein shall have the meaning given such terms in the Lease.

1.      Initial Tenant Improvements.

(a)    Plans. Tenant shall cause to be performed the improvements (the “Tenant Improvements”) in and about the Premises in accordance with plans and specifications prepared by Tenant and approved by Landlord (the “Plans”), which approvals shall not be unreasonably withheld or delayed. Tenant shall cause the Plans to be prepared, at Tenant’s cost, by a registered professional architect and mechanical and electrical engineer(s), which are approved, in advance, by the Landlord, provided that Landlord shall not unreasonably withhold such approval. The Plans (including any changes thereto) shall be prepared in accordance with any guidelines for such improvements that Landlord may have at such time. Tenant shall furnish the initial draft of the Plans to Landlord for Landlord’s review and approval which shall not be unreasonably withheld. Within twenty (20) days after receipt of the initial Plans, Landlord shall promptly either provide comments to such Plans or approve the same. If Landlord provides Tenant with comments to the initial draft of the Plans, Tenant shall provide revised Plans to Landlord incorporating Landlord’s comments after receipt of Landlord’s comments. Within ten (10) days following Landlord’s receipt of such revised Plans, Landlord shall either provide comments to such revised Plans or approve such Plans. The process described above shall be repeated, if necessary, until the Plans have been finally approved by Landlord. Tenant hereby agrees that the Plans for the Tenant Improvements shall comply with all applicable Governmental Requirements. Landlord’s approval of the Plans shall be solely for the purposes of authorizing construction of the Tenant Improvements, and shall not be deemed to be an approval of the technical merits of the Plans nor a verification that such Tenant Improvements and/or the Plans comply with applicable Governmental Requirements. Tenant shall be solely responsible for ensuring that the Tenant Improvements are designed and constructed in accordance with all applicable Governmental Requirements.

(b)    Construction by Tenant. Tenant shall be solely responsible for the construction of the Tenant Improvements in and about the Premises. Tenant shall construct the Tenant Improvements in accordance with the approved Plans and in accordance with all rules, regulations, codes, statutes, ordinances and laws of all government and quasi-governmental authorities and in a good and workman-like manner. Landlord shall have no responsibility whatsoever for the construction of the Tenant Improvements. The Tenant Improvements shall be constructed with new materials of good quality and with adequately trained and supervised labor using currently approved methods of their particular trade.

(c)    Contractor. Prior to commencement of construction, Tenant shall select a general contractor which is reasonably acceptable to Landlord (“Contractor”) to construct the

Exhibit C, Page 1

Tenant Improvements. The Contractor shall be licensed by the State of California and bondable. The construction contract for the Tenant Improvements shall be between Tenant (not Landlord) and Contractor.

(d)    Construction Process. Tenant shall not commence the construction of any Tenant Improvements until after Landlord and Tenant have agreed on the approved Plans and selection of the Contractor. Thereafter, Tenant shall be responsible for completing the construction of the Tenant Improvements in accordance with the approved Plans.

(e)    Insurance. Prior to Contractor’s entry onto the Premises to commence construction of the Tenant Improvements, Tenant shall furnish Landlord with sufficient evidence that Tenant and Contractor are carrying worker’s compensation insurance and general liability insurance in amounts and in the manner described in the Lease; provided, however, that any right to self insure afforded to Tenant in the Lease shall not be applicable to the Contractor.

(f)    Compliance. The Tenant Improvements and all materials incorporated therein shall comply with the approved Plans, as may be revised from time to time pursuant to the terms of this Agreement, and shall be free from all design, material and workmanship defects. Tenant and Contractor shall comply with all applicable laws, regulations, permits and other approvals applicable to construction of the Tenant Improvements.

(g)    Liens. Tenant shall defend and indemnify Landlord and hold it harmless from any and all Claims resulting from any act or omission of Tenant or anyone claiming by, through, or under Tenant, in connection with construction of the Tenant Improvements, for any mechanics’ lien or other lien filed against the Premises or any Building or against other property of Landlord (whether or not the lien is valid or enforceable). Tenant shall, at its own expense, (i) cause any such liens to be discharged of record as provided in Section 5.2 of the Lease.

(h)    Indemnity. Tenant shall protect, indemnify, defend (with counsel reasonably satisfactory to Landlord) and hold Landlord harmless from and against any and all Claims based on personal injury or property damage caused in, or contract claims (including, but not limited to claims for breach of warranty) arising from, construction of the Tenant’s Improvements, except to the extent caused by Landlord’s gross negligence or willful misconduct. Tenant shall repair or replace any portion of a Building or item of Landlord’s equipment or any of Landlord’s real or personal property damaged, lost or destroyed in construction of the Tenant Improvements, except to the extent the damage, loss or destruction is the result of Landlord’s acts or omissions. Notwithstanding the foregoing, if Tenant fails to complete such repair or replacement work within ten (10) days following Tenant’s receipt of Landlord’s written notice therefor (or if the nature of such work is such that more than ten (10) days is required, then if Tenant fails to commence such work within such ten (10) days and thereafter diligently prosecute such work to completion to the reasonable satisfaction of Landlord), then Landlord may (but shall have no obligation to) cause such work to be performed and/or completed at Tenant’s sole cost and expense.

(i)    Project Management Fee. Landlord, or an agent of Landlord, shall provide project management services in connection with the construction of the Tenant Improvements and the Change Orders. Such project management services shall be performed, at

Exhibit C, Page 2

Tenant’s cost, for a fee (the “Construction Management Fee”) equal to three percent (3%) of the Tenant Improvement Allowance. Tenant shall pay such Construction Management Fee to Landlord within ten (10) days of Tenant’s receipt of Landlord’s written invoice for the same. If Landlord does not receive full payment of the Construction Management Fee specified in Landlord’s invoice within such ten (10) day period, Landlord reserves the right to pay any unpaid portion of the Construction Management Fee to itself out of any Tenant Improvement Allowance available hereunder. Notwithstanding any provision herein the contrary, Tenant agrees and acknowledges that Landlord shall have the right to retain up to three percent (3%) of the total Tenant Improvement Allowance until such time as Landlord has received payment in full of the entire Construction Management Fee payable hereunder following the completion of the Tenant Improvements and the Change Orders.

(j)    Notices. Tenant shall notify Landlord at least ten (10) business days prior to the commencement of construction of any Tenant Improvements and permit Landlord to post on the Premises such notices of non-responsibility, and such other notices to other tenants in the Project, as Landlord may deem reasonable under the circumstances.

2.      Change Orders. Tenant shall not make any change to the approved Plans without Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed; provided, however, that Landlord may withhold its consent if such requested change would negatively affect the structural components or exterior appearance of the Building. Landlord shall promptly approve or disapprove any change requests within five (5) business days following Landlord’s receipt of a proposed change request, unless the scope or nature of the change requires additional time for review by Landlord or its consultant. If Landlord does not approve of the plans and specifications for the change order request, Landlord shall advise Tenant of the revisions required. Tenant shall revise and redeliver the plans and specifications to Landlord within five (5) business days of Landlord’s advice or Tenant shall be deemed to have abandoned its request for such change order request. Tenant shall pay for all preparations and revisions of plans and specifications, and the construction of all change order requests, subject to Tenant Improvement Allowance. All approved change order requests to the approved Plans shall be in writing and shall be signed by both Landlord and Tenant prior to the change being made.

3.      Tenant Improvement Allowance.

(a)    Available Amount. Landlord shall provide a Tenant Improvement Allowance in an amount of $1,040,106.00 (the “Tenant Improvement Allowance”). Tenant may use all or any portion of the Tenant Improvement Allowance without any adjustment to the amount of Base Rent payable under the Lease. Tenant shall have the right to have the unused amount Tenant Improvement Allowance after completion of the Tenant Improvements applied to Rent under the Lease. The Tenant Improvements Allowance shall be used by Tenant to pay for all costs incurred by Tenant to design, acquire, construct and install in the Premises the Tenant Improvements, including, without limitation, all painting, carpeting and other floor covering, signage, and specialized alterations, improvements, equipment, fixtures and other work specifically required by Tenant to conduct its business at the Premises, including without limitation, specialized UPS systems, cabling and wiring, telecommunication equipment and systems that are unique to Tenant’s particular use. Such costs shall include, without limitation,

Exhibit C, Page 3

all hard and soft costs for such Tenant Improvements, all permits fees required in connection therewith and all applicable sales taxes paid in connection therewith.

(b)    Disbursement of Tenant Improvement Allowance. Tenant shall pay for the costs for the Tenant Improvements, except for the Tenant Improvement Allowance which Landlord shall advance as hereinafter provided. Landlord shall only be responsible for payment of up to the amount of Tenant Improvement Allowance for the costs for the Tenant Improvements. If the costs for the Tenant Improvements are greater than the amount of the Tenant Improvement Allowance, Tenant shall be solely responsible for such additional costs.

Landlord shall make one payment of the Tenant Improvement Allowance within thirty (30) days after receipt by Landlord of (i) the final certificate of occupancy for the Premises, (ii) copies of all applicable building permits reflecting final sign-off by the local governmental authority, (iii) a copy of the as-built Final Plans for the Tenant Improvements, and (iv) unconditional lien waivers from the general contractor and all subcontractors and suppliers (v) receipt and approval by Landlord of the Tenant’s architect’s certificate referred to in the definition of Substantial Completion in this Exhibit, which approval shall not be unreasonably withheld; and (vi) Landlord has reasonably determined that no materially substandard work exists which materially and adversely affects the mechanical, electrical, plumbing, heating, ventilating and air-conditioning, life-safety or other systems of the Building, the curtain wall of the Building, or the structure or exterior appearance of the Building.

4.      Substantial Completion, Substantially Complete, and Substantially Completed (or similar phrase): The foregoing shall mean when the following have occurred or would have occurred but for any delay cause by Tenant:

(a)    Tenant has delivered to Landlord a certificate from the architect that prepared the Plans, in a form reasonably approved by Landlord, that the Tenant Improvements have been Substantially Completed substantially in accordance with the Plans, except “punch list” items which may be completed within thirty (30) days without impairing Tenant’s use of the Premises or a material portion thereof, and Landlord has approved of the work in its sole and absolute discretion; and

(b)    Tenant has obtained from the appropriate governmental authority a final certificate of occupancy (or all building permits with all inspections approved or the equivalent) and all other approvals and permits for the Premises permitting occupancy and use of the Premises for its permitted use under the Lease.

5.      Selection and Approval of Certain Contractors. Any subcontractor performing any work on the life safety or alarm systems or work affecting the roof shall be subject to Landlord’s prior written approval in its sole and absolute discretion and Landlord may require the Tenant use Landlord’s contractor or a specific subcontractor for any such work, provided any such contractor or subcontractor charges reasonable market rates. Landlord shall provide written notice of approval or disapproval within five (5) business days after Tenant’s request for such approval.

Exhibit C, Page 4

6.      Actual Review Costs. Tenant shall pay to Landlord its actual and reasonable costs incurred by its architect and engineer in reviewing and approving the plans or specifications for any Alterations, not to exceed $1,500.00 in any individual case unless the plans or specifications affect any structural parts of the Building. All such reimbursements shall be made within thirty (30) days after receipt of written invoice for same.

7.      Construction Budget for Tenant Improvements. After approval of the Final Plans by Landlord and Tenant as provided above, Tenant shall prepare a detailed estimate of the costs for the Tenant Improvements. Tenant shall deliver a copy of the construction budget to Landlord.

8.      Building Permits and Approvals. Not later than after approval by Landlord and Tenant of the Plans as provided above, Tenant or its Contractor shall submit the Plans to the appropriate governmental body for plan checking and all building permits and other governmental and quasi-governmental approvals.

9.      Notice of Completion; Copy of Record set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a notice of completion (or the equivalent notice required under local law to provide notice to all contractors, subcontractors and materialmen that the work is completed and the time for filing any mechanic’s lien is running) to be recorded in the Official Records of the County where the Building is located, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction: (i) Tenant shall cause the Architect and Contractor (A) to update the Final Plans as necessary to reflect all changes made to the Final Plans during the course of construction, together with an electronic auto CAD copy of the Final Plans (in version 2000 or later) in an unlocked copy (i.e., unprotected, but any unprotected copy may have the architect’s and engineer’s name deleted), (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises; and (ii) Tenant shall deliver to Landlord a copy of all signed building permits and certificates of occupancy, and all warranties, guaranties, and operating manuals and information relating to the improvements, equipment and systems in the Premises.

10.    Tenant’s Parties and Insurance. Tenant’s general contractor and all subcontractors, laborers, materialmen, and suppliers used by Tenant collectively shall be referred to as “Tenant’s Parties”.

(a)    Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Parties, or any one directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment.

Exhibit C, Page 5

(b)    Requirements of Tenant’s Parties. Each of Tenant’s Parties shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Parties shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors, and (ii) the date when the Tenant Improvements have been Substantially Completed. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to material or workmanship of or with respect to the Tenant Improvements shall be contained in the construction contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

11.    Miscellaneous. The Tenant Improvements shall be subject to the inspection and approval of Landlord and its supervisory personnel. All contractors engaged by Tenant shall be bondable, licensed contractors, possessing good labor relations, capable of performing quality workmanship.

12.    Commencement Date Delay. The Commencement Date or the date by which Tenant must commence paying Rent shall not be dependent upon (and shall in no way be affected by delays in) the completion or substantial completion of the Tenant Improvements.

Exhibit C, Page 6

EXHIBIT D

COMMENCEMENT DATE CONFIRMATION

THIS COMMENCEMENT DATE CONFIRMATION is entered into as of                                                      , 2006, by and between CarrAmerica Holger Way, LLC, a Delaware limited liability company(“Landlord”), and Force10 Networks, Inc., a Delaware corporation (“Tenant”), with respect to that certain Lease dated as of                                                       (the “Lease”) respecting certain premises (the “Premises”) located in the building known as 350 Holger Way, San Jose, California.

1.      Confirmation of Key Dates. Pursuant to the Lease, Landlord and Tenant hereby confirm and agree that the following the following terms as defined in the Lease have the following dates:

(a)        Commencement Date is                                 ; and

(b)        Expiration Date is                                 .

2.      Miscellaneous. This Commencement Date Confirmation supplements, and shall be a part of, the Lease.

3.      Authority. Each party represents and warrants to the other that it is duly authorized to enter into this confirmation without the consent or approval of any other party and that the person signing on its behalf is duly authorized to sign on behalf of such party.

4.      Counterparts. This confirmation may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one (1) and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by the other Party. Counterparts may be delivered by facsimile or email.

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Exhibit D, Page 1

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Confirmation Agreement as of the day and year first above written.

LANDLORD:			TENANT:

CARRAMERICA HOLGER WAY, LLC, a Delaware limited liability company			FORCE10 NETWORKS, INC. a Delaware corporation

By:	CarrAmerica Realty Operating		By:
	Partnership, L.P.,		Name:
	a Delaware limited partnership,		Title:
its Sole Member
Dated:

	By:	CarrAmerica Realty Corporation, a Maryland corporation, Its general partner

By:

Name:

Title:

Dated:

Exhibit D, Page 2

EXHIBIT E

ENVIRONMENTAL QUESTIONNAIRE

As a new tenant of the Project, answer based upon: (1) any existing or previous operations of the same kind which Tenant has conducted elsewhere, and (2) Tenant’s plans for the new space. For each answer, specify which operation(s) you are describing.

1. Solid Waste.

a.        Does the facility have an EPA Hazardous Waste generator number?

b.        Does the facility produce Hazardous Waste? Other chemical waste?

c.        Describe each type of waste generated (whether or not hazardous).

d.        If the facility produces hazardous waste, is it classified as a large quantity generator, small quantity generator or conditionally exempt small quantity generator?

e.        Are hazardous waste manifests maintained for three years on site?

f.        Please identify the waste disposal contractor.

2. Wastewater.

a.        Does the facility produce any “process wastewater,” meaning any wastewater that has come in contact with chemicals or other materials in process (essentially, any discharge of water other than from sinks and toilets)?

b.        If so, please describe each type of process wastewater produced.

c.        Is any water discharged down the floor drains?

d.        Does the facility have a permit for its wastewater discharges?

3. Air Emissions.

a.        Does the facility emit any chemicals or wastes into the air?

b.        Does the facility have an air permit?

c.        Does the facility treat any of its air emissions to remove air pollutants?

d.        Describe the ventilation system for the facility.

i

(Continued)

Page

4. General.

a.        Has the facility ever been charged with any violation of, or found in violation of any environmental requirements? If yes, please describe.

b.        Are you aware of any testing of soil or groundwater to determine whether any contamination exists in or around the facility? If so, please provide results.

c.        Please describe any hazardous materials present on site, their respective quantities and the containment measures for those materials.

ii

Corporate Technology Centre
350 Holger Way Inventory	Exhibit F - List of Existing Personal Property

55 Private Offices

19 Conference Rooms

320 Cubicles

Conference Tables - Metropolitan Furniture	Model #	Qy

5’ Round Conference Table	N/A	2
8’	N/A	9
12’	N/A	3
15’	N/A	1
16’	N/A	1
6’ Credenza	N/A	3
round satellite table	TWI9004	12
42” oval tv cart - “Steel Case”	GSCTV42C	32
60” oval tv cart - “Steel Case”	GSCTV60C	3
30: Rolling TV Cart	N/A	1

Kitchen / Break Room Furniture

Black Amana Refrigerator	TR25V2E	3
Black ASKO Dishwasher	N/A	3
Large Black Recycle Bins	N/A	6
Large Garbage Bins	N/A	3
Round Table	N/A	5
Loewenstein (break room chair)	N/A	24
8’ Employee Bulletin Board (Cork) w/Glass Doors	N/A	1
4’ Bulletin Board (Cork)	N/A	1

White Board

ABC Team Board	N/A	1
42” - Steelcase	N/A	209
6’ - Eagan	N/A	36
7’ – Eagan	N/A	19
8’	N/A	7
10’	N/A	1
11’	N/A	1
15’	N/A	5
19’	N/A	2

Chairs

Steelcase (solid red)	462LEAPL	350
Euroflex Executive (red w / black squares)	W13306-1-LMO	111
Stationary (maroon w / gold circles)	463482	243
Gibo/Kodma (grey bar stool)	N/A	28
Colonial Slate Grey Executive	50011	13

Workstations - Steelcase

48” Partition Wall	N/A	1044
24” Partition Wall	N/A	273

48” Oval table top (for cubicle wall)	TS71648	9
55” Oval table top (for cubicle wall)	T790553	1
48” Corner Table Top	TS72448CC	750
48” Straight Table Top	TS72448S	408
24” Straight Table Top	TS72424S	421

Overhead Bins - Steelcase - (Matte Cream)

24” with door	TS7024BL	176
48” with door	TS7048BL	333
36” UC Overhead Light	LSB36M	211
48” Overhead Shelf	TS7048SH	35

File Cabinets - Steelcase - (Matte Cream)

15” 3 Drawer	N/A	257
30” 2 Drawer	TS730LFL	271
36” 2 Drawer	TS700236L	6
42” 3 drawer	TS700342L	23
42” 4 drawer	TS700442L	59

42” 2 Door Supply Cabinet	N/A	1
6’ 2 Door Supply Cabinet - Hon Company	D58RMQ	4

Book Shelves - Steelcase - (Matte Cream)

42” 2 Shelf	N/A	2
42” 3 Shelf	736541	34
42” 4 Shelf	736552	11

Misc.

8’ Mail Centre	N/A	5
Lab Work Bench	N/A	50
Softview - keyboard trays	N/A	150
small black desk trash bin	N/A	115
small blue desk recycle bin	N/A	250

UPS MGE	72-160250-21ADJUPS12-27	1
Generator		1
Shallow Server Racks		59
Deep Server Racks		228
Cooling Towers by Baltimore Air Coil	BACVFL723MR	2
Water Source Air Conditioners by AirFlow		10